Exhibit 10.4

EXECUTION VERSION

PUBLISHED CUSIP No.:

CREDIT AGREEMENT

dated as of February 27, 2008

among

THE NASDAQ STOCK MARKET, INC.

(to be renamed as THE NASDAQ OMX GROUP, INC.),

as Borrower,

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent,

Swingline Lender and Issuing Bank

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

and

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

-i-

-ii-

-iii-

SCHEDULES:

Schedule 1.01	–	Mandatory Costs
Schedule 1.02	–	Consents and Approvals
Schedule 1.04	–	Investment Policy
Schedule 1.06	–	Excluded Subsidiaries
Schedule 2.01	–	Commitments
Schedule 3.05	–	Real Property
Schedule 3.06	–	Disclosed Matters
Schedule 3.12	–	Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.05(m)	–	Asset Sales
Schedule 6.10	–	Existing Restrictions
Schedule 9.01	–	Administrative Agent’s Office

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Borrowing Request
Exhibit B-2	–	Form of Swingline Loan Notice
Exhibit C	–	Form of Collateral Agreement
Exhibit D	–	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Subordination Terms
Exhibit G	–	Form of United States Tax Compliance Certificate

-iv-

CREDIT AGREEMENT dated as of February 27, 2008 (this “Credit Agreement” or this “Agreement”), among THE NASDAQ STOCK MARKET, INC. (to be renamed as THE NASDAQ OMX GROUP, INC.), a Delaware corporation (the “Borrower”), the LENDERS party hereto, BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Syndication Agent.

The Borrower has requested that (a) the Tranche A Lenders extend credit in the form of (i) Tranche A Term Loans on the Closing Date in an aggregate principal amount not in excess of $625,000,000, (ii) Tranche A Term Loans from time to time during the OMX Delayed Draw Availability Period in an aggregate principal amount not in excess of $425,000,000, (iii) Tranche A Term Loans from time to time during the PHLX Delayed Draw Availability Period in an aggregate principal amount not in excess of $650,000,000 and (iv) Tranche A Term Loans from time to time during the Nord Pool Delayed Draw Availability Period in an aggregate principal amount not in excess of $300,000,000 and (b) the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lender extend credit in the form of Swingline Loans and the Issuing Bank issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that the aggregate Revolving Exposures will not exceed $75,000,000 at any time. In addition, the Borrower may request that prospective Additional Lenders agree to make available Incremental Term Loans and Incremental Revolving Commitments pursuant to Section 2.20 from time to time after the Closing Date in an aggregate amount not to exceed $200,000,000. In connection with the OMX Acquisition, the Borrower may issue up to $425,000,000 (or up to $475,000,000 if the initial purchasers’ over-allotment option is exercised) of New Convertible Notes.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“ABR Gross-Up Amount” means, with respect to any Non-ABR Lender’s ABR Term Loan for any day on which such ABR Term Loan is outstanding, the lesser of:

(a) the actual amount (as determined in good faith by the applicable Lender and set forth in a reasonably detailed certificate delivered to the Borrower) by which (i) the Lender’s cost of funding such Lender’s ABR Term Loan for such day exceeded (ii) the Base Rate for such day minus 1.00% per annum; and

(b) the amount by which (i) the Eurocurrency Rate for an interest period of one day commencing on such date (or, if such day is not a Business Day, the preceding Business Day) exceeded (ii) the Base Rate for such day minus 1.00% per annum.

“Acceptable Bank” means (i) a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A2 or higher by S&P, F2 or higher by Fitch Ratings Ltd or P2 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency or (ii) any other bank or financial institution approved by the Administrative Agent.

“Act” has the meaning set forth in Section 9.14.

“Additional Lenders” has the meaning assigned to such term in Section 2.20(d).

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Agent Parties” has the meaning set forth in Section 9.01.

“Agents,” when used alone, shall mean the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term by Section 9.16.

“Alternative Currency” means each of Euro, Sterling, Norwegian Kroner, Swedish Kronor and each other currency (other than Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means $30.0 million.

“Applicable Leverage Ratio” means for any period ending (a) prior to June 30, 2008, 3.25:1.0 and (b) on or after June 30, 2008 a Leverage Ratio that is 50 basis points less than the maximum permitted Leverage Ratio for the most recently ended test date at such time that is set forth in the table in Section 6.13.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage, rounded to the ninth decimal place, of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration.

“Applicable Rate” means (a) from the Closing Date until the date of delivery of financial statements pursuant to Section 5.01(a) or (b) for the first full fiscal quarter ending after the Closing Date, (i) 1.00% per annum for ABR Tranche A Term Loans, (ii) 2.00% per annum for Eurocurrency Tranche A Term Loans, (iii) 0.50% per annum for ABR Revolving Loans, (iv) 1.50% per annum for Eurocurrency Revolving Loans and (v) 1.00% per annum for Swingline Loans and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Leverage Ratio as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01 as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to Section 5.01(c):

Applicable Rate
Pricing Level	Leverage Ratio	Eurocurrency Rate Revolving Loans	ABR Revolving Loans	Swingline Loans	Eurocurrency Tranche A Term Loans	ABR Tranche A Term Loans
1	>2.0:1	1.50%	0.50%	1.00%	2.00%	1.00%
2	<2.0 but >1.25:1	1.25%	0.25%	0.75%	1.75%	0.75%
3	<1.25:1	1.00%	0.0%	0.50%	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 5.01(c); provided that at the option of the Required Lenders, the pricing level which is one level higher (i.e., resulting in the next higher Applicable Rate), if applicable, shall apply as of the first Business Day after the date on which a compliance certificate was required to have been delivered pursuant to Section 5.01(c) but was not delivered, and shall continue to so apply to and including the date on which such compliance certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Leverage Ratio set forth in any compliance certificate delivered to the Administrative Agent pursuant to Section 5.01(c) is inaccurate for any reason and the result thereof is that Lender received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such compliance certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.12 and 2.13 as a result of the miscalculation of the Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.12 or 2.13, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.13, in accordance with the terms of this Agreement).

“Applicable Requirements” means any Requirement of Law or any request by any Governmental Authority or any minimum capital requirements imposed by any Governmental Authority applicable to any Regulated Subsidiary.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Asset Sale” has the meaning assigned to such term in Section 6.05.

“Assignee Group” means one or more Approved Funds that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” has the meaning set forth in Section 2.05(a)(viii).

“Available Amount” means, at any time, the sum of:

(i) the cumulative amount of Excess Cash Flow of the Borrower and its Subsidiaries for each fiscal year commencing with the fiscal year ending December 31, 2008 minus the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Tranche A Term Loans in accordance with Section 2.11(d); plus

(ii) 100% of the net cash proceeds received by the Borrower following the Closing Date from the issuance of Qualified Equity Interests (except to the extent such proceeds have been applied pursuant to Section 6.08(a)(vii)); minus

(iii) the aggregate amount of any investments outstanding at such time pursuant to Section 6.04(xxii), any Restricted Payments made prior to such time pursuant to Section 6.08(a)(v) or any payment made prior to such time pursuant to Section 6.08(b)(iii).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which, if in writing, shall be in the form of Exhibit B-1.

“Borse Dubai” shall mean Borse Dubai Limited, a Dubai company.

“Broker Dealer Subsidiary” means any Subsidiary that is registered as a broker dealer pursuant to Section 15 of the Exchange Act (as in effect from time to time) or that is regulated as a broker dealer or underwriter under any foreign securities law.

“BSX” means Boston Stock Exchange, Incorporated.

“BSX Acquisition” means the acquisition of BSX pursuant to the Agreement and Plan of Merger dated October 1, 2007 by and between The Nasdaq Stock Market, Inc., Yellow Merger Corporation and BSX and the BSX Purchase Agreement (as defined therein).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws, rules, regulations, ordinances, codes or administrative or judicial authorities of, or in fact are closed in, New York City or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, but excluding any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, actually received insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” to the extent permitted by Section 2.11(c) and (iii) made by the Borrower or any Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” has the meaning set forth in Section 2.05(e).

“Cash Collateralize” has the meaning set forth in Section 2.05(e).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who are not Continuing Directors or (c) the occurrence of a “Change in Control” (or similar event, however denominated), as defined in any Specified Debt Documents, any indenture or agreement in respect of Material Indebtedness of the Borrower or any Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Class,” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Incremental Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Initial Tranche A Term Commitment, OMX Delayed Draw Tranche A Commitment, PHLX Delayed Draw Tranche A Commitment, Nord Pool Delayed Draw Tranche A Commitment or a commitment in respect of any Incremental Term Loans and (b) when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Clean-up Default” means a Default existing during the Clean-up Period to the extent that it (or any representation or undertaking which causes such Default) occurs at the OMX Group (or any obligation to procure or ensure in relation to the OMX Group).

“Clean-up Period” means the period from the Closing Date through and including the date which is 180 days thereafter.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Closing Date” means the first Business Day on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and Loans are made hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral,” as defined in any applicable Security Document, and shall also include the Mortgaged Properties.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Loan Documents, and its successors.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received from each Loan Party (i) either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of each such Loan Party or (y) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party and (ii) with respect to any Loan Party that directly owns Equity Interests of a Material Subsidiary which is a Foreign Subsidiary, a counterpart of each Foreign Pledge Agreement that the Collateral Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or the granting of security interests in, Equity Interests of (but no more than 65% of the voting power of such Equity Interests of) such Foreign Subsidiary, in each case duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests in each Material Subsidiary directly owned by any Loan Party (other than TRF, The Independent Research Network, LLC, The Nasdaq Stock Market Educational Foundation, Inc., The NASDAQ Stock Market LLC, Pipeline Financial Group, Inc., Carpenter Moore Insurance Services, Inc., The NASDAQ Options Market LLC, Boston Stock Exchange, Incorporated, BSX Group LLC, Boston Options Exchange Regulation LLC, Philadelphia Stock Exchange, Inc., Philadelphia Board of Trade, Inc. BSE Clearing Corporation, NASD/BSE Trade Reporting Facility LLC, Stock Clearing Corporation of Philadelphia, Inc., The Philadelphia Stock Exchange Foundation and Philadelphia Stock Exchange Political Action Committee, Inc.) shall have been pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary and, except to the extent not required by any Foreign Pledge Agreement entered into with respect to any Equity Interests of any Foreign Subsidiary, the Collateral Agent shall have received certificates (or in the case of entities with uncertificated Equity Interests, issuer acknowledgments) or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, that the pledge of OMX Shares shall be required only to the extent set forth in Section 5.13;

(c) all Indebtedness in excess of $1,000,000 of the Borrower and each Subsidiary that is owing to any Loan Party and having a term in excess of ten days shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents, instruments, including Uniform Commercial Code financing statements, and other actions required by law or reasonably requested by the Collateral Agent to be filed, registered, recorded or taken to create the Liens intended to be created by the Collateral Agreement and the Foreign Pledge Agreements and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement and the Foreign Pledge Agreements, shall have been filed, registered, recorded or taken or delivered to the Administrative Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) except as set forth on Schedule 1.02, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitment” means (a) with respect to any Lender, such Lender’s Revolving Commitment (including any Incremental Revolving Commitment), Initial Tranche A Commitment, OMX Delayed Draw Tranche A Commitment, PHLX Delayed Draw Tranche A Commitment, Nord Pool Delayed Draw Tranche A Commitment or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires) and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (iii) any break funding payment made pursuant to Section 2.16. Notwithstanding the foregoing, subject to adjustment as provided in Section 1.05 with respect to events occurring after the Closing Date, Consolidated Cash Interest Expense shall be deemed to be (a) for the fiscal quarter during which the Closing Date occurs (such fiscal quarter, “Initial Quarter”), an amount equal to the Consolidated Cash Interest Expense for such Initial Quarter calculated on a Pro Forma Basis after giving effect to the Transactions occurred in such quarter as if such had occurred at the beginning of such quarter (such amount, the “Initial Quarter Consolidated Cash Interest Expense”), (b) for the four fiscal quarter period ending with the end of the Initial Quarter, the Initial Quarter Consolidated Cash Interest Expense, multiplied by four, (c) for the four fiscal quarter period ending with the end of the first fiscal quarter ending after the end of the Initial Quarter (such first full fiscal quarter, the “First Full Fiscal Quarter”), the product of (x) the sum of the actual Consolidated Cash Interest Expense for the First Full Fiscal Quarter plus the Initial Quarter Consolidated Cash Interest Expense, multiplied by (y) two, and (c) for the four fiscal quarter period ending with the end of the second fiscal quarter ending after the Initial Quarter (such two full fiscal quarters after the end of the Initial Quarter, the “First Two Full Fiscal Quarters”), the product of (x) the sum of the actual Consolidated Cash Interest Expense for the First Two Full Fiscal Quarters plus the Initial Quarter Consolidated Interest Expense, multiplied by (y)  4/3.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any non-recurring non-cash charges for such period, (v) non-recurring charges incurred during such period in respect of restructurings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, in an amount not to exceed $45.0 million during the term of this Agreement and $15.0 million during any one fiscal year of the Borrower, (vi) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Borrower, (vii) non-cash charges attributable to impairment of goodwill or other intangible assets or impairment of long-lived assets, (viii) the aggregate amount of all deferred financing fees and expenses incurred during such period in connection with the Transactions, all non-recurring fees and expenses (excluding interest charges) paid during such period in connection with the Transactions (including, without limitation, fees and expenses incurred in connection with the issuance or extinguishment of debt incurred in connection with the Transaction) and related fees and expenses paid to advisors (but excluding integration and restructuring charges incurred or paid in connection with the Transactions), (ix) all non-cash expenses or charges (to the extent not included in (viii) above) incurred during such period in connection with the Transactions, (x) integration and restructuring expenses and charges incurred during such period in connection with the Transactions in an aggregate amount since the Closing Date not to exceed $150.0 million and (xi) any costs, fees and expenses incurred in connection with any actual or proposed Permitted Acquisition, merger, any acquisition, joint venture, issuance of Equity Interests, issuance or prepayments of Indebtedness, disposition or investment permitted herein, in each case whether or not consummated, and minus (b) without duplication and (except in the case of clause

(i) to the extent included in determining such Consolidated Net Income), the sum of (i) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a)(iv) or (a)(vi) of this definition in any prior period, (ii) any extraordinary gains for such period, (iii) any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, (iv) any income relating to defined benefits pension or post-retirement benefit plans and (v) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any Subsidiary (other than any Regulated Subsidiary) to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by any of its Organizational Documents, a Requirement of Law or any agreement or instrument applicable to such Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary in receipt of such cash dividend or other cash distribution would be excluded from Consolidated Net Income pursuant to this definition) during such period, (b) the income of any Regulated Subsidiary (i) to the extent that the declaration or payment of dividends or other distributions by such Regulated Subsidiary of that income is not at the time permitted by any of its Organizational Documents or any agreement or instrument applicable to such Regulated Subsidiary (other than any agreement or instrument with such Regulated Subsidiary’s applicable Governmental Authorities) and (ii) other than to the extent that such Regulated Subsidiary reasonably believes, in good faith, that such income could be distributed, declared and paid as a dividend or similar distribution without causing such Regulated Subsidiary’s capital, share capital or equity, as applicable, to be at or below the highest level at which dividends by such Regulated Subsidiary may be restricted, other activities undertaken by such Regulated Subsidiary may be limited or other regulatory actions with respect to such Regulated Subsidiary may be taken, in each case by applicable Governmental Authorities based upon such capital, share capital or equity, as applicable (but for the avoidance of doubt, cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary in receipt of such cash dividend or other cash distribution would be excluded from Consolidated Net Income pursuant to this definition) by such Regulated Subsidiary during such period shall be included in Consolidated Net Income for such period), (c) the income of any Person (other than the Borrower or any Subsidiary) in which the Borrower or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso) during such period and (d) the income of any non-Wholly-Owned Subsidiary (whether or not consolidated for financial reporting purposes with the Borrower) attributable to minority equity interests in such Subsidiary held by Persons other than the Borrower and its Wholly-Owned Subsidiaries. For purposes of calculating a Regulated Subsidiary’s capital, share capital and/or equity at any time pursuant to clause (b)(ii) of this definition, as applicable, receivables that are less than 30 days old at such time and are reasonably expected to be collected shall be deemed to be cash in an amount equal to 80% of the balance sheet value of such receivables.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less the sum of goodwill and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Borrower as of the end of the most recently ended fiscal quarter of the Borrower for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

“Continuing Director” means (a) any member of the Board of Directors of the Borrower who was a member of the Board of Directors of the Borrower on the date of this Agreement and (b) any individual who becomes a member of the Board of Directors of the Borrower after the date of this Agreement if such individual was appointed, elected or nominated for election to the Board of Directors of the Borrower with the affirmative vote of at least a majority of the directors then still in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the Series A Convertible Notes and the Series B Convertible Notes outstanding on the Closing Date.

“Convertible Notes Documents” means the Convertible Notes Indenture and all side letters, instruments, agreements and other documents evidencing or governing the Convertible Notes, providing for any right in respect thereof, affecting the terms thereof or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Convertible Notes Indenture” means the Indenture dated as of April 22, 2005, between the Borrower and Law Debenture Trust Company of New York, as trustee, in respect of the Convertible Notes, as amended by the First Supplemental Indenture dated as of December 8, 2005, and the Second Supplemental Indenture dated as of November 9, 2006 (by which The Nasdaq Stock Market, LLC assumed the obligations of the Borrower as issuer under the Convertible Notes Indenture).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Enforcement Action” means each of the following actions by or required by a Lender, the Administrative Agent, the Swingline Lender, the Issuing Bank or the Collateral Agent:

(a) cancellation of any of its Commitments under the Loan Documents;

(b) exercise of any of its rights under Article VII, including making of any demand for repayment, acceleration or cancellation or calling for cash collateral for any outstanding Letter of Credit;

(c) enforcement of any Security Document or other guarantee or Lien given in connection with the Loan Documents;

(d) rescission, termination or cancellation of the Loan Documents or any of the Facilities or the exercise of any similar right or remedy to make or enforce any claim under the Loan Documents; and

(e) refusal to participate in the making of any Loan or the issuance of any Letter of Credit.

“Delayed Draw Tranche A Commitment” means, collectively, the OMX Delayed Draw Tranche A Commitment, the PHLX Delayed Draw Tranche A Commitment and the Nord Pool Delayed Draw Tranche A Commitment.

“DIFX Transaction Documents” means (i) the DIFX Transaction Agreement (the “DIFX Transaction Agreement” dated as of November 15, 2007 among the Borrower, Borse Dubai and Dubai International, (ii) and the stockholders’ agreement, technology license and marketing agreement and trademark license contemplated by, and substantially in the form attached as exhibits to, the DIFX Transaction Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 180 days after the Tranche A Maturity Date or, if such Equity Interests are issued after the Borrower has obtained any Incremental Loans or while any Commitments from Additional Lenders to make Incremental Loans remain in effect, 180 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated (other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control,” provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is not applicable in more circumstances than pursuant to the change of control provisions in the Convertible Notes Documents or the New Convertible Notes Documents), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“Documentation Agent” means Wachovia Bank, National Association, in its capacity as documentation agent for the Facilities.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dubai International” means Dubai International Financial Exchange Limited, a Dubai company.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means all securities convertible into or exchangeable for Equity Interests, and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the sum (without duplication) of:

(a) the consolidated net income (or loss) of the Borrower and the Subsidiaries for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses (including non-cash expenses with respect to the issuance of stock options and deferred income taxes) deducted in determining such consolidated net income (or loss) for such fiscal year; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the Subsidiaries increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries decreased during such fiscal year; minus

(d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year, (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the Subsidiaries decreased during such fiscal year and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries increased during such fiscal year; minus

(e) the sum of (i) Capital Expenditures made in cash for such fiscal year (except to the extent financed by incurring Long-Term Indebtedness (excluding Indebtedness in respect of the Revolving Loans), by issuing Equity Interests (other than to the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA) and (ii) cash consideration paid during such fiscal year to make the OMX Acquisition, the PHLX Acquisition, the Nord Pool Acquisition or any investment pursuant to subclause (ii), (iv), (viii), (ix), (xiii), (xiv), (xvi), (xviii) or (xxiii) of Section 6.04(a) (except, in each case, to the extent financed by incurring Long-Term Indebtedness (excluding Indebtedness in respect of the Revolving Loans), by issuing Equity Interests (other than to the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA); minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving credit facilities

(unless there is a corresponding reduction in the aggregate Revolving Commitments or the commitments in respect of such other revolving credit facilities, as the case may be), (ii) Term Loans prepaid pursuant to Section 2.11(c) or (d) and (iii) repayments or prepayments of Long-Term Indebtedness financed (A) by incurring other Long-Term Indebtedness, to the extent that repayments or prepayments in respect of such other Long-Term Indebtedness would, pursuant to this clause (f), be deducted in determining Excess Cash Flow when made, (B) by issuing Equity Interests (other than to the Borrower or any Subsidiary), (C) through the receipt of capital contributions (other than capital contributions made by the Borrower or any Subsidiary) or (D) using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA; minus

(g) the aggregate amount of Restricted Payments made by the Borrower in cash during such fiscal year pursuant to clause (iii) of Section 6.08(a); minus

(h) the amount, determined in good faith by the Borrower, that would otherwise be included in Excess Cash Flow calculated in accordance with the foregoing that is attributable to or was invested by the Borrower and its Subsidiaries in Regulated Subsidiaries which cannot be distributed without resulting in material adverse legal or regulatory consequences.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange and Clearing Operations” means the business relating to exchange and clearing, depository and settlement operations conducted by OMX, Nord Pool or any of their Subsidiaries.

“Excluded Assets” means any asset of any Loan Party which (x) pursuant to the express terms of the Collateral Agreement is excluded from the Collateral or (y) is of a type with respect to which the Collateral Agreement provides the Loan Parties are not required to take any action in order to perfect the Collateral Agent’s security interest therein other than the filing of financing statements.

“Excluded Subsidiary” means (i) any Broker Dealer Subsidiary, (ii) any Subsidiary regulated as an insurance company, (iii) any trade reporting Subsidiary, (iv) any Subsidiary that is not permitted to provide a Guarantee of the Obligations pursuant to a Requirement of Law or any request of any Governmental Authority, (v) any not-for-profit Subsidiaries, (vi) BSE Clearing Corporation, Stock Clearing Corporation of Philadelphia, Inc. and any Subsidiary acquired after the Closing Date, in each case, for so long as such Subsidiary is registered as a clearing agency with the SEC and (vii) at the option of the Borrower, any Subsidiary for so long as such Subsidiary is not a Material Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. federal withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Facilities” means the credit and loan facilities provided for in this Agreement.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the third amended and restated fee letter, dated as of November 6, 2007, by and among the Borrower, Bank of America, N.A., JPMorgan Chase Bank, N.A. and the Arrangers.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means (a) any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, (b) any Subsidiary if (i) for United States federal income tax purposes, substantially all of the assets of such Subsidiary consist of stock of “controlled foreign corporations,” as defined in Section 957(a) of the Code (“CFC”) and (ii) such Subsidiary does not have any material assets or Indebtedness other than the stock of its Subsidiaries and any intercompany Indebtedness owed to or from the Borrower or another Subsidiary and does not engage in any operations other than the ownership of such assets and activities incidental thereto and (c) any Subsidiary of a CFC.

“GAAP” means generally accepted accounting principles in the United States of America; provided that the Borrower may make a one-time election to switch to IFRS, if permitted to do so by the SEC in the Borrower’s filings with the SEC, and following such election and the notification in writing to the Administrative Agent by the Borrower thereof, “GAAP” shall mean IFRS. After such election, the Borrower cannot subsequently elect to report under generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.05(a)(x).

“IFRS” means the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.20(d).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition may become entitled. For the avoidance of doubt, Qualified Equity Interests shall not be deemed Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum to be prepared for the syndication of the Loans relating to the Borrower and the Transactions.

“Initial Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder pursuant to Section 2.01(a), expressed as an amount representing the maximum principal amount of the Tranche A Term Loans to be made by such Lender pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Initial Tranche A Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Initial Tranche A Commitments is $625,000,000.

“Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date for which financial statements have been or were required to be delivered pursuant to clause (a) or (b) of Section 5.01).

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date of such Loan and (b) with respect to any Eurocurrency Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date of such Loan.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree in writing to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) notwithstanding any of the foregoing, until the earlier of (i) the date that is three months after the Closing Date and (ii) the completion of the initial syndication of the Commitments and Loans hereunder (as determined by the Administrative Agent), Interest Periods with respect to any Eurodollar Borrowing shall be a period agreed upon by the Administrative Agent and the Borrower and (d) no Interest Period for any Borrowing shall extend past the Maturity Date for the Loans included in such Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Bank of America, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity approved by the Borrower and the Administrative Agent. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunning Managers” means Banc of America Securities LLC and J.P. Morgan Securities Inc., in their capacities as joint bookrunning managers.

“Judgment Currency” has the meaning assigned to such term by Section 9.17.

“LC Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date when made or refinanced as a Revolving Loan. All LC Borrowings shall be denominated in Dollars.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Outstanding Amount of all outstanding Letters of Credit at such time and (b) the aggregate Outstanding Amount of all LC Borrowings at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Leverage Ratio” means as of any date, the ratio of (a) Total Indebtedness as of such date minus the lesser of (i) cash and cash equivalents (determined in accordance with GAAP) of the Borrower and the Subsidiaries, other than cash and cash equivalents not readily available for use by the Borrower and the Subsidiaries in their discretion (including customer-segregated cash and cash equivalents and cash and cash equivalents required by applicable law or regulatory requirement to be maintained as such by the Borrower or any Subsidiary), and (ii) $150,000,000 (provided that for any determination on or prior to November 1, 2008, such

$150,000,000 limitation shall not apply to any proceeds of the Tranche A Term Loans made pursuant to the Nord Pool Delayed Draw Tranche A Commitments in the event that such Tranche A Term Loans are borrowed prior to the consummation of the Nord Pool Acquisition), to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, each Issuer Document, any Incremental Facility Amendment, the Collateral Agreement and the other Security Documents and, solely for purposes of clause (e) of Article VII, the confidential Third Amended and Restated Bank Fee Letter dated November 6, 2007 among the Borrower, Banc of America Securities LLC, Bank of America, N.A., J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(b)(iv)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Major Event of Default” shall mean an Event of Default under clauses (a), (h) (with respect to the Borrower only), (i) (with respect to the Borrower only) or (r) of Article VII.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the

Borrower and the Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination, each of the Borrower’s Subsidiaries (i) which the Borrower has elected to treat as a Material Subsidiary or (ii) (a) whose total assets (on a consolidated basis with its subsidiaries) at the last day of the relevant fiscal year (individually or in the aggregate) were equal to or greater than 2.5% of the consolidated total assets of the Borrower and the Subsidiaries at such date or (b) whose revenues (on a consolidated basis with its subsidiaries) for the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 5.01(a) (individually or in the aggregate) are equal to or greater than 2.5% of the consolidated revenues of the Borrower and the Subsidiaries for such fiscal year; provided that at no time shall the total consolidated assets or total consolidated revenues of all Subsidiaries that are not Material Subsidiaries in reliance on clause (ii) above exceed, at such time, 2.5% of the consolidated total assets or 2.5% of the consolidated total revenues, respectively, of the Borrower and its Subsidiaries and if either such aggregate threshold is exceeded then the Borrower shall designate a sufficient number of Subsidiaries which would not constitute Material Subsidiaries under clause (ii) above as Material Subsidiaries (and comply with the Collateral and Guarantee Requirement with respect thereto) such that neither such aggregate threshold is exceeded.

“Maturity Date” shall mean (a) with respect to Loans and Letters of Credit made pursuant to the Revolving Commitments or the Swingline Commitment, the Revolving Maturity Date, (b) with respect to Tranche A Term Loans, the Tranche A Maturity Date and (c) with respect to Incremental Term Loans, the maturity date with respect thereto in the applicable Incremental Facility Amendment.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means each parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments, but only as and when received), (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all customary fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction. Without limiting the generality of the foregoing, proceeds received in any Prepayment Event of the type described in clause (a) or (b) of the definition of Prepayment Event with respect to any Regulated Subsidiary shall not constitute Net Proceeds if and to the extent that at the time the related prepayment of Loans pursuant to Section 2.11 would be required to be made by the Borrower in good faith believes that the distribution of such proceeds to the Borrower would result in the capital of such Regulated Subsidiary being below the minimum capital requirement set forth by an applicable Governmental Authority for such Regulated Subsidiary.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Subsidiaries as of such date (excluding cash (including proceeds from the exercise of stock options) or cash equivalents, Permitted Investments and receivables representing (i) tape fees payable to the Borrower or any Subsidiary under the Borrower’s Unlisted Trading Privileges Plan or (ii) transaction fees payable to the Borrower or any Subsidiary under Exchange Act Rule 31(a)) minus (b) the consolidated current liabilities of the Borrower and the Subsidiaries as of such date (excluding deferred income tax liabilities, current liabilities in respect of Indebtedness and payables representing (i) tape fees payable by the Borrower or a Subsidiary under the Borrower’s Unlisted Trading Privileges Plan or (ii) transaction fees payable by the Borrower or any Subsidiary under Exchange Act Rule 31(a)). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“New Convertible Notes” means up to $425,000,000 (or up to $475,000,000 if the initial purchasers’ over-allotment option is exercised) aggregate principal amount of 2.5% Convertible Senior Notes due August 15, 2013 of the Borrower issued on February 26, 2008.

“New Convertible Notes Documents” means the New Convertible Notes Indenture and all side letters, instruments, agreements and other documents evidencing or governing the New Convertible Notes, providing for any right in respect thereof, affecting the terms thereof or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“New Convertible Notes Indenture” means the Indenture dated as of February 26, 2008, between the Borrower and The Bank of New York, as trustee, in respect of the New Convertible Notes.

“Non-ABR Lender” means any Lender that does not extend credit based on a U.S. “prime rate” or Federal Funds Rate in the ordinary course of its business.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Nonrenewal Notice Date” has the meaning set forth in Section 2.05(b)(ii).

“Nord Pool” means Nord Pool ASA, a public limited company incorporated and existing under the laws of Norway.

“Nord Pool Acquisition” means the acquisition by OMX of Nord Pool International, Nord Pool Clearing ASA and Nord Pool Consulting AS pursuant to the terms and conditions of the Nord Pool Acquisition Agreement.

“Nord Pool Acquisition Agreement” means the Frame Agreement, dated as of December 19, 2007, between Nord Pool and OMX.

“Nord Pool Delayed Draw Availability Period” means the period following the Closing Date to the earlier of (i) August 27, 2008 and (ii) the date of termination of the Nord Pool Delayed Draw Tranche A Commitments pursuant to Article VII.

“Nord Pool Delayed Draw Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder pursuant to Section 2.01(e), expressed as an amount representing the maximum principal amount of the Tranche A Term Loans to be made by such Lender pursuant to Section 2.01(e), as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Nord Pool Delayed Draw Tranche A Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Nord Pool Delayed Draw Tranche A Commitments is $300,000,000.

“Nord Pool Funding Date” means the date on which the Tranche A Term Loans are borrowed pursuant to Section 2.01(e).

“Nord Pool International” means Nord Pool International AS, a Norwegian private limited company to be established in accordance with the Nord Pool Acquisition Agreement as a subsidiary of Nord Pool.

“Nord Pool Parties” means Nord Pool and its subsidiaries (other than any Excluded Subsidiary).

“Nord Pool Seller Note” means the note to be provided by OMX or a subsidiary of OMX to Nord Pool in an aggregate amount of up to 450,000,000 Norwegian Kroner in connection with the Nord Pool Acquisition.

“Norwegian Kroner” means the lawful currency of the Kingdom of Norway.

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“OMX” means OMX AB (publ), a public limited liability company, registered with the Swedish Companies Registration Office with corporate identity number 556243-8001.

“OMX Acquisition” shall mean the acquisition by the Borrower of not less than 66-2/3% of the outstanding Shares of OMX from Borse Dubai pursuant to the OMX Transaction Agreement.

“OMX Delayed Draw Availability Period” means the period following the Closing Date to the earlier of (i) August 27, 2008 and (ii) the date of termination of the OMX Delayed Draw Tranche A Commitments of the Tranche A Term Lenders pursuant to Article VII.

“OMX Delayed Draw Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder pursuant to Section 2.01(b), expressed as an amount representing the maximum principal amount of the Tranche A Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s OMX Delayed Draw Tranche A Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ OMX Delayed Draw Tranche A Commitments is $425,000,000.

“OMX Group” means OMX and its subsidiaries (provided such subsidiaries were subsidiaries of OMX on the Closing Date).

“OMX Refinancing” means the repayment in full of all of the outstanding Indebtedness for borrowed money of the OMX Group other than Indebtedness permitted by Section 6.01.

“OMX Shares” means any shares of capital stock of OMX.

“OMX Transaction Agreement” means the OMX Transaction Agreement dated as of November 15, 2007, among The Nasdaq Stock Market, Inc., Borse Dubai and BD Stockholm AB.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any Letter of Credit or LC Disbursement on any date, the Dollar Equivalent of the aggregate outstanding amount of such Letter of Credit or LC Disbursement on such date after giving effect to any issuance or amendment of any Letter of Credit occurring on such date, any drawing under any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Exposure as of such date, including as a result of any reimbursements by the Borrower of LC Disbursements.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Convertible Note Guarantee” has the meaning set forth in Section 6.01(b)(v).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Permitted Acquisition” means any acquisition by the Borrower or a Subsidiary (and including any investments by the Borrower or any Subsidiary in any other Subsidiary for purposes of financing such acquisition) of all the outstanding Equity Interests (other than (a) directors’ qualifying shares or (b) any minority Equity Interests of a Person, to the extent that (i) the Borrower has the right to acquire such shares pursuant to a short form merger or substantially similar procedure without the consent of the holders thereof and (ii) the Borrower promptly commences proceedings to acquire such Equity Interests) in, or all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if:

(a) at the time contractually binding obligations are incurred, no Default has occurred and is continuing or would result therefrom,

(b) such acquisition and all transactions related thereto are consummated in accordance with applicable laws,

(c) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.12 and 5.13 shall have been taken within the time periods required by such Sections,

(d) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.12 and Section 6.13 as of and for the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01;

(e) after giving effect to such acquisition, there shall be no less than $50,000,000 of aggregate unused and available Revolving Commitments,

(f) the business of such Person or such assets (other than assets to be retired or disposed of), as the case may be, constitutes a business permitted by Section 6.03(b), and

(g) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a) through (f) above, together with all relevant financial information for the Person or assets to be acquired and setting forth reasonably detailed calculations demonstrating compliance with clause (d) above (which calculations shall be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens arising from Permitted Investments described in clause (h) of the definition of the term “Permitted Investments”;

(h) Liens arising in connection with ordinary course non-speculative hedging arrangements and bankers’ Liens granted in the ordinary course of business relating to the operation of bank accounts maintained by the Borrower or its Subsidiaries or as part of letter of credit transactions and Liens granted in customary escrow arrangements on sales and acquisitions permitted by this Agreement;

(i) any netting or setoff arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of its banking arrangements or in connection with the cash pooling activities of the Borrower and its Subsidiaries entered into in the ordinary course of business; and

(j) customary Liens over goods, inventory or documents of title where the shipment or storage price is financed by a documentary credit;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) any investment in marketable debt obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c) any investment in marketable debt obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them or by a person whose indebtedness is rated not less than A by S&P or A2 by Moody’s (or equivalent from an internationally recognized credit rating agency) maturing within one year from the date of acquisition thereof;

(d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(e) investments in commercial paper not convertible or exchangeable to any other security (i) for which a recognized trading market exists, (ii) issued by an issuer incorporated in the United Kingdom, any member state of the European Economic Area or any Participating Member State, (iii) which matures within one year after the relevant date of calculation and (iv) which has a credit rating of either A-1 or higher by S&P or Fitch Ratings Ltd or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(f) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or any other Acceptable Bank;

(g) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(h) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(i) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(j) any investment accessible within 60 days in money market funds which have a credit rating of either A-1 or higher by S&P or Fitch Rating Ltd or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in clauses (a) through (d) above;

(k) investments that comply with the Investment Policy set forth on Schedule 1.04; and

(l) in the case of any Foreign Subsidiary, other high quality investments similar in tenure and credit quality to those described in clauses (a) through (k) above that are customarily used by companies in the jurisdictions in which such Foreign Subsidiary operates for short term cash management purposes.

“Person” means any natural person or entity, including any corporation, limited liability company, trust, joint venture, association, company, partnership or Governmental Authority or other entity.

“PHLX” means Philadelphia Stock Exchange, Inc., a Delaware corporation.

“PHLX Acquisition” shall mean the merger of PHLX with and into Pinnacle Merger Corporation, a Delaware corporation and Wholly-Owned Subsidiary of the Borrower.

“PHLX Acquisition Agreement” shall mean the merger agreement, dated as of November 6, 2007, by and among, the Borrower, Pinnacle Merger Corporation, PHLX and Citadel Derivatives Group LLC.

“PHLX Delayed Draw Availability Period” means the period following the Closing Date to the earlier of (i) July 31, 2008 and (ii) the date of termination of the PHLX Delayed Draw Tranche A Commitments pursuant to Article VII.

“PHLX Delayed Draw Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder pursuant to Section 2.01(c), expressed as an amount representing the maximum principal amount of the Tranche A Term Loans to be made by such Lender pursuant to Section 2.01(c), as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s PHLX Delayed Draw Tranche A Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ PHLX Delayed Draw Tranche A Commitments is $650,000,000.

“PHLX Funding Date” means the date on which the Tranche A Term Loans are borrowed pursuant to Section 2.01(c).

“PHLX Parties” means PHLX and its subsidiaries (other than any Excluded Subsidiary).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.01.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including by way of merger or consolidation) of any property or asset of the Borrower or any Subsidiary, other than (i) dispositions permitted by clauses (a), (b), (c), (e), (f), (g) and (h) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $10,000,000 during any fiscal year of the Borrower;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $1,000,000; or

(c) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Pro Forma Basis” means, with respect to the calculation of the Leverage Ratio or the Interest Coverage Ratio, that such calculation shall give pro forma effect to all Restricted Payments, creation or incurrence of Liens, Permitted Acquisitions or OMX Acquisition, the PHLX Acquisition, the BSX Acquisition or the Nord Pool Acquisition, all issuances, incurrences or assumptions and all repayments of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred since the beginning of the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01 as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings resulting from headcount reductions, facility closings or similar restructurings to the extent such cost savings (a) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) have been realized or for which the steps necessary for realization have been taken, and as certified by a Financial Officer, provided that, for purposes of giving effect to the OMX Acquisition, the PHLX Acquisition, any Permitted Acquisition, the BSX Acquisition or the Nord Pool Acquisition, the Borrower may rely on preliminary good faith estimates of purchase price allocation and preliminary good faith estimates of the fair value of assets acquired and liabilities assumed in connection therewith, pending the finalization of appraisals and other valuation studies.

“Proposed Change” has the meaning assigned to such term in Section 9.02(b).

“Public Lender” has the meaning set forth in Section 5.01.

“Qualified Debt” means Indebtedness of the Borrower or any Subsidiary that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are determined in good faith by senior management of the Borrower to be market terms on the date of issuance and any redemption with respect to which the Borrower has the option to satisfy its obligations thereunder solely through the issuance of Qualified Equity Interests) prior to the date that is 180 days after the Tranche A Maturity Date or, if such Indebtedness is incurred after the Borrower has obtained any Incremental Loans or while any Commitments from Additional Lenders to make Incremental Loans remain in effect, 180 days after the maturity date for such Incremental Loans, unless all such Incremental Loans have been repaid in full and all Commitments in respect thereof have been terminated, (b) contains covenants and events of default that are determined in good faith by senior management of the Borrower to be market terms on the date of issuance, provided that such covenants and events of default are not (taken as a whole) more restrictive than the covenants and events of default contained in this Agreement (as determined in good faith by senior management of the Borrower) and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions, (c) bears interest at a market rate of interest on the date of issuance of such Indebtedness as determined by the Borrower’s board of directors in good faith and (d) at the option of the Borrower, may contain market optional redemption provisions.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulated Subsidiary” means (i) any Broker Dealer Subsidiary, (ii) any Subsidiary regulated as an insurance company, and (iii) any Subsidiary whose dividends may be restricted, other activities undertaken by such Subsidiary may be limited or other regulatory actions with respect to such Subsidiary may be taken, in each case by applicable Governmental Authorities in the event that such Subsidiary does not maintain capital at the level required by applicable Governmental Authorities.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments), collectively, representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time.

“Required Percentage” means, with respect to any fiscal year of the Borrower, (a) 50%, if the Leverage Ratio as of the last day of such fiscal year is greater than 2.00:1.00, (b) 25%, if the Leverage Ratio as of the last day of such fiscal year is greater than 1.25:1.00 but less than or equal to 2.00:1.00, and (c) 0%, if the Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.25:1.00.

“Required Revolving Lenders” means, at any time, Revolving Lenders having outstanding Revolving Commitments (or, if the Revolving Commitments have terminated, the Revolving Exposures), collectively, representing more than 50% of the aggregate outstanding Revolving Commitments (or, if the Revolving Commitments have terminated, the Revolving Exposures) at such time.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Effective Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing. For the avoidance of doubt, payments with respect to Indebtedness convertible into Equity Interests shall not be deemed to be Restricted Payments (but shall be subject to Section 6.08(b)).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.03 and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Revolving Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall reasonably determine or the Required Revolving Lenders shall reasonably require.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or pursuant to any Incremental Facility Amendment. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the Outstanding Amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (e) of Section 2.01.

“Revolving Maturity Date” means February 27, 2013.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure the Obligations.

“Series A Convertible Notes” means any of the $205,000,000 original aggregate principal amount of 3.75% Series A Convertible Notes due 2012 initially issued pursuant to the Convertible Notes Indenture that are outstanding on the Closing Date.

“Series B Convertible Notes” means any of the $240,000,000 original aggregate principal amount of 3.75% Series B Convertible Notes due 2012 initially issued pursuant to the Convertible Notes Indenture that are outstanding on the Closing Date.

“SFSA” means the Swedish Financial Supervisory Authority (Sw: Finansinspektionen).

“Specified Debt Documents” means (a) the Convertible Notes Documents, (b) the New Convertible Notes Documents and (c) the indenture or indentures under which any Qualified Debt or Specified Refinancing Indebtedness is issued, all side letters, instruments, agreements and other documents evidencing or governing any Qualified Debt or Specified Refinancing Indebtedness, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Specified Indebtedness” means the Convertible Notes, any Qualified Debt, the New Convertible Notes and Specified Refinancing Indebtedness.

“Specified Refinancing Indebtedness” means any Indebtedness issued to refinance, redeem or repurchase all or any portion of the Convertible Notes, any Qualified Debt, the New Convertible Notes, including successive refinancings.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Squeeze-Out Procedure” means the procedure set out in Chapter 22 of the Swedish Companies Act (2005:551) (and including appointment of arbitrators and the composition of an arbitration tribunal) for the compulsory acquisition of any share, warrant and/or convertibles in OMX that have not been acquired in the OMX Acquisition.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Subsidiary other than (i) a Foreign Subsidiary, (ii) the Subsidiaries set forth on Schedule 1.06 and (iii) any Excluded Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, future, spot currency purchase, hedging or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swedish Kronor” means the lawful currency of the Kingdom of Sweden.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Loan Notice” means a request by the Borrower for a Borrowing of Swingline Loans in accordance with Section 2.03 which, if in writing, shall be in the form of Exhibit B-2.

“Syndication Agent” means JPMorgan Chase Bank, N.A., in its capacity as syndication agent.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings now or hereafter imposed, levied, collected or withheld by any Governmental Authority, and any interest, penalties or additions to tax related thereto.

“Term Loans” mean the Tranche A Term Loans and any Incremental Term Loans.

“Total Indebtedness” means, without duplication, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries included as a liability on the balance sheet of the Borrower and its Subsidiaries, determined on a consolidated basis plus any guarantee of indebtedness of any third party, provided that the term “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Tranche A Commitment” means an Initial Tranche A Commitment or a Delayed Draw Tranche A Commitment.

“Tranche A Lender” means a Lender with a Tranche A Commitment or an outstanding Tranche A Term Loan.

“Tranche A Maturity Date” means February 27, 2013.

“Tranche A Term Loan” means a Loan made pursuant to clause (a), (b), (c) or (d) of Section 2.01.

“Transaction Costs” means all fees, costs and expense incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Tranche A Term Loans and the issuance of the New Convertible Notes and the use of the proceeds thereof, (b) the OMX Acquisition, (c) the PHLX Acquisition, (d) the BSX Acquisition, (e) the Nord Pool Acquisition and (f) the payment of the Transaction Costs.

“TRF” means The Trade Reporting Facility, LLC, a Delaware limited liability company and a Subsidiary of Borrower.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Base Rate.

“UK ESOP Program” means any program in which any member of the OMX Group acts as an intermediary in the UK for customers’ exercise of employee stock option programs and/or equivalent incentive schemes that the customers have for its employees.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words

“include.” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including any election by the Borrower to operate under IFRS) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change or election shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Pro Forma Calculations. For purposes of any determination of the Interest Coverage Ratio or Leverage Ratio pursuant to Section 2.11, Section 2.20 or any covenant set forth in Article VI for any period during which any Permitted Acquisition, OMX Acquisition, PHLX Acquisition, BSX Acquisition, Nord Pool Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs (or has occurred since the last day of such period), the calculation of the Interest Coverage Ratio or Leverage Ratio with respect to such period for such purpose shall be made on a Pro Forma Basis.

SECTION 1.06 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Exposure and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing

Bank, as applicable; provided that for purposes of determining compliance with any Dollar-denominated restriction on (x) the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness is incurred, in the case of term debt, or first committed, in the case of revolving credit date; provided that, if indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a currency other than Dollars, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased; and (y) the making of any investment, the Dollar-equivalent amount of any investment denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such investment was made.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 1.07 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired credit extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Revolving Lender (in the case of any such request pertaining to Eurocurrency Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., seven Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Eurocurrency Rate Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Revolving Loans; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.08 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (after consultation with the Borrower) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may (after consultation with the Borrower) from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) Initial Tranche A Term Loans. Subject to the terms and conditions set forth herein, each Tranche A Lender severally agrees to make to the Borrower a single loan denominated in Dollars equal to such Tranche A Lender’s Initial Tranche A Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Tranche A Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein.

(b) OMX Delayed Draw Tranche A Term Loans. Subject to the terms and conditions set forth herein, each Tranche A Lender severally agrees to make to the Borrower from time to time and on no more than three occasions during the OMX Delayed Draw Availability Period, loans denominated in Dollars in an aggregate amount not to exceed such Tranche A Lender’s OMX Delayed Draw Tranche A Commitment. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Tranche A Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein.

(c) PHLX Delayed Draw Tranche A Term Loans. Subject to the terms and conditions set forth herein, each Tranche A Lender severally agrees to make to the Borrower during the PHLX Delayed Draw Availability Period, loans denominated in Dollars pursuant to one Borrowing in an aggregate amount not to exceed such Tranche A Lender’s PHLX Delayed Draw Tranche A Commitment. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed. Tranche A Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein.

(d) Nord Pool Delayed Draw Tranche A Term Loans. Subject to the terms and conditions set forth herein, each Tranche A Lender severally agrees to make to the Borrower during the Nord Pool Delayed Draw Availability Period, loans denominated in Dollars pursuant to one Borrowing in an aggregate amount not to exceed such Tranche A Lender’s Nord Pool Delayed Draw Tranche A Commitment. Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed. Tranche A Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein. Following any Borrowing of Tranche A Term Loans pursuant to this Section 2.01(d), the Administrative Agent may reallocate the Borrowings included in the Tranche A Term Loans of each Lender such that each Borrowing of Tranche A Term Loans is held pro rata by each of the Tranche A Lenders from and after the date of such Borrowing (and the Borrower will comply with Section 2.16 in connection therewith).

(e) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans denominated in Dollars or an Alternative Currency to the Borrower as elected by the Borrower pursuant to Section 2.02 from time to time, on any Business Day during the Revolving Availability Period, in an aggregate Outstanding Amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment and the Outstanding Amount of Revolving

Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(e), prepay under Section 2.11, and reborrow under this Section 2.01(e). Revolving Loans denominated in Dollars may be ABR Loans or Eurocurrency Loans, as further provided herein, and Revolving Loans denominated in Alternative Currencies must be Eurocurrency Loans, as further provided herein.

SECTION 2.02 Funding of Loans. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.03 Requests for Borrowings.

(a) Each Borrowing (other than Borrowings of Swingline Loans with respect to which this Section 2.03 shall not apply), each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon, New York City time, (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in Dollars or any conversion of ABR Loans to Eurocurrency Loans, (ii) four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in an Alternative Currency, and (iii) one (1) Business Day before the requested date of any Borrowing of ABR Loans. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Loans shall be in an amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing pursuant to the OMX Delayed Draw Tranche A Commitment shall be in a minimum principal amount of $100,000,000 (or, if less, the entire remaining OMX Delayed Draw Tranche A Commitment). Each Borrowing Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of Tranche A Term Loans, Incremental Term Loans or Revolving Loans, a conversion of Term Loans or Revolving Loans from one Type to the other, or a continuation of Eurocurrency Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing Request or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Loans shall be made as, or converted to, ABR Loans (unless the Loan being made or continued is denominated in an Alternative Currency, in which case it shall be made or continued as a Eurocurrency Loan with an Interest Period of one month). Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Loans in any such Borrowing Request, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified in a Borrowing Request, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its pro rata share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to ABR Loans or continuation of Loans denominated in an Alternative Currency described in Section 2.03(a). In the case of each Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for Dollars or the applicable Alternative Currency, as the case may be, not later than 1:00 p.m., New York City time, on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date a Borrowing Request with respect to a Borrowing of Revolving Loans is given by the Borrower, there are LC Borrowings or Swingline Loans outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Borrowings, second, to the prepayment in full of any such Swingline Loans and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. During the existence of an Event of Default, the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the applicable Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent.

(f) [Reserved].

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.03(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall promptly remit to Borrower any amounts previously paid by Borrower in respect of such Borrowing under this Section 2.03. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower in Dollars from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Outstanding Amount of Swingline Loans exceeding $10,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. All Swingline Loans shall be ABR Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 (and any amount in excess of $500,000 shall be an integral multiple of $100,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent, any Loan Party or any Lender prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower.

(c) (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make an ABR Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02 without regard to the minimum and multiples specified therein for the principal amount of ABR Revolving Loans, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.04. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later that 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender and such funds shall be applied to repay the applicable Swingline Loan.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant Borrowing of Revolving Loans or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make ABR Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.04. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) (i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage therein in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.03 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f) The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g) To the extent not previously refinanced under Section 2.04(c), Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date that is ten Business Days after such Loan is made and (ii) the Revolving Maturity Date.

SECTION 2.05 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (x) from time to time on any Business Day during the period from the Closing Date until the fifth Business Day prior to the Revolving Maturity Date, to issue Letters of Credit for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with this Section 2.05, and (y) to honor drawings under the Letters of Credit and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.05; provided that the Issuing Bank shall not be obligated to make LC Credit Extensions with respect to Letters of Credit, and Revolving Lenders shall not be obligated to participate in Letters of Credit if, after giving effect to such LC Credit Extension, (x) the Revolving Exposures would exceed the Revolving Commitments, or (y) the Outstanding Amount of the LC Exposure would exceed $10,000,000. Each request by the Borrower for an LC Credit Extension shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The Issuing Bank shall not issue any Letter of Credit if:

(1) subject to Section 2.05(a)(viii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by the Issuing Bank and the Administrative Agent; or

(2) the expiry date of such requested Letter of Credit would occur after the applicable fifth Business Day prior to the Revolving Maturity Date, unless each Revolving Lender shall have approved such expiry date.

(iii) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or direct that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement (for which the Issuing Bank is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; or

(C) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency.

(iv) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(vi) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the Issuing Bank may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the request Letter of Credit will be denominated; and (h) such other information as shall be necessary to prepare such Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other information as shall be necessary to amend such Letter of Credit.

(vii) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from the Required Lenders, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(viii) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the fifth Business Day prior to the Revolving Maturity Date; provided that the Issuing Bank shall not permit any such renewal if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or the Required lenders, as applicable, or the Borrower that one or more of the applicable conditions specified in Article IV is not then satisfied.

(ix) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(x) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify promptly the Borrower and the Administrative Agent thereof. In the case of an LC Disbursement with respect to any Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Bank in such Alternative Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of an LC Disbursement under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the LC Disbursement promptly following the determination thereof. Not later than 11:00 a.m. on the first Business Day following the date on which the Borrower receives notice of any LC Disbursement (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Bank in an amount equal to the amount of such LC Disbursement and in the applicable currency. If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed LC Disbursement (expressed in Dollars based on the Dollar Equivalent amount thereof in the case of an Alternative Currency), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested an ABR Revolving Loan to be disbursed on the Honor Date in an amount equal to the Outstanding Amount of such LC Disbursement, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Commitments, and subject to the applicable conditions set forth in Article IV (other than the delivery of a Borrowing Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.05(a)(x) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(xi) Each Revolving Lender (including any such Lender acting as the Issuing Bank) shall upon receipt of any notice made pursuant to Section 2.05(a)(x) make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of any LC Disbursement that has not been reimbursed by the Borrower at or prior to 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(a)(xii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank and such funds shall be applied to repay the applicable LC Disbursement.

(xii) With respect to any LC Disbursement that is not fully reimbursed by the Borrower and has not been refinanced by an ABR Revolving Loan because the applicable conditions set forth in Article IV cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an LC Borrowing in the Outstanding Amount of the LC Disbursement that is not so reimbursed or refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.13(c). In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.05(a)(xi) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(xiii) Until each Revolving Lender funds its Revolving Loan or LC Advance pursuant to this Section 2.05(a) to reimburse the Issuing Bank for any LC Disbursement, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Bank.

(xiv) Each Revolving Lender’s obligation to make Revolving Loans or LC Advances to reimburse the Issuing Bank for LC Disbursements that are not reimbursed by the Borrower as set forth herein, as contemplated by this Section 2.05(a), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(a) is subject to the applicable conditions set forth in Article IV (other than delivery by the Borrower of a Borrowing Request). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(xv) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(a) by the time specified in Section 2.05(a)(xi), the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. A certificate of the Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(a)(xv) shall be conclusive absent manifest error.

(b) Repayment of Participations.

(i) If, at any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.05(a), the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related LC Disbursement or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.05(a)(x) is required to be returned under any of the circumstances described in Section 9.03 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Obligations of the Revolving Lenders under this clause (b)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(c) The obligation of the Borrower to reimburse the Issuing Bank for each LC Disbursement and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(A) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(B) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(C) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(D) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or insolvency proceeding;

(E) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally;

(F) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Collateral Agreement or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by any Requirement of Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, or acts or omissions by the Issuing Bank constituting gross negligence or willful misconduct on the part of the Issuing Bank.

(d) Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrower to Cash Collateralize the LC Exposure or (ii) an Event of Default pursuant to clause (h) or (i) of Article VII occurs and is continuing, then the Borrower shall Cash Collateralize the LC Exposure (in an amount equal to the Outstanding Amount thereof determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. New York City time on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon New York City time or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under clause (h) or (i) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Revolving Lenders, as collateral for the LC Exposure, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Permitted Investments selected by the Administrative Agent in its sole discretion. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Requirements of Law, to reimburse the Issuing Bank. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such LC Exposure and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower within three days of date that such excess accrues together with all interest, if any, that has accrued on such amount. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrower within three days of the occurrence of such cure or waiver together with all interest, if any, that has accrued on such amount.

(f) Applicability of ISP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(g) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(h) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.06 [Intentionally Omitted].

SECTION 2.07 [Intentionally Omitted].

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Tranche A Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date, (ii) the OMX Delayed Draw Tranche A Commitments shall terminate at 5:00 p.m., New York City time, on August 27, 2008, (iii) the PHLX Delayed Draw Tranche A Commitments shall terminate at 5:00 p.m., New York City time, on July 31, 2008, (iv) the Nord Pool Delayed Draw Tranche A Commitments shall terminate at 5:00 p.m., New York City time, on August 27, 2008 and (v) the Revolving Commitments and the Swingline Commitment shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or if less, the entire remaining amount and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures (excluding, in the case of any termination of the Revolving Commitments, the portion of the Revolving Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to such Letters of Credit and the Issuing Bank has released the Revolving Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date in the currency in which such Revolving Loan is denominated, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender in Dollars the then unpaid principal amount of each Swingline Loan on the Revolving Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Absent manifest error, the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10 Amortization of Term Loans.

(a) The Borrower shall repay Tranche A Term Loans on each of the dates set forth below, commencing with the first such date to occur after the Closing Date, in an amount, expressed as a percentage of the original principal amount of all Tranche A Term Loans made on or prior to such date and prior to the applicable payment date, set forth opposite each of the dates below:

Date	Amount
September 30, 2008	1.875%

December 31, 2008	1.875%

March 31, 2009	2.8125%

June 30, 2009	2.8125%

September 30, 2009	2.8125%

December 31, 2009	2.8125%

March 31, 2010	2.8125%

June 30, 2010	2.8125%

September 30, 2010	2.8125%

December 31, 2010	2.8125%

March 31, 2011	8.1944%

June 30, 2011	8.1944%

September 30, 2011	8.1944%

December 31, 2011	8.1944%

March 31, 2012	8.1944%

June 30, 2012	8.1944%

September 30, 2012	8.1944%

December 31, 2012	8.1944%

Tranche A Maturity Date	8.1944%

(b) To the extent not previously paid, all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date.

(c) Any prepayment of a Term Loan of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section or, except as otherwise provided in any Incremental Facility Amendment, pursuant to the corresponding section of such Incremental Facility Amendment, (i) in the case of prepayments made pursuant to Section 2.11(a), at the direction of the Borrower and (ii) in the case of prepayments made pursuant to Section 2.11(c) or (d), ratably to the remaining amortization payments set forth in paragraph (a) above.

(d) Prior to any repayment of any Term Loans of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class of Loans to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such election not later than 12:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) (i) In the event and on such occasion that the aggregate Revolving Exposures exceed 105% of the aggregate Revolving Commitments, the Borrower shall prepay Revolving Loans or Swingline Loans (or, if no such Borrowings are outstanding, Cash Collateralize Letters of Credit pursuant to Section 2.05(e)) in an aggregate amount equal to such excess and (ii) in the event that the Borrower borrows any Tranche A Term Loans pursuant to the Nord Pool Delayed Draw A Commitments and the Nord Pool Acquisition is not consummated on or prior to November 1, 2008 (or, if such Tranche A Term Loans have been borrowed and the Borrower determines on any earlier date that the Nord Pool Acquisition will not be consummated on or prior to November 1, 2008), then no later than the third Business Day following such date (or date of determination), the Borrower will prepay Tranche A Term Loans in an aggregate principal amount equal to the amount of Tranche A Term Loans borrowed pursuant to the Nord Pool Delayed Draw Tranche A Commitments.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Tranche A Term Loans on a pro rata basis based on the then outstanding amounts of Tranche A Term Loans; provided that in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” if the Borrower and the Subsidiaries apply the Net Proceeds from such event (or a portion thereof) within 365 days after receipt of such Net Proceeds and at a time when no Default has occurred and is continuing, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries (provided that the Borrower has delivered to the Administrative Agent within three Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied or contractually committed by the end of such 365-day period (and, if so contractually committed in writing but not applied prior to the end of such 365-day period, applied within 180 days of the end of such period) or cease to be contractually committed after such 365-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2008, the Borrower shall prepay Tranche A Term Loans on a pro rata basis based on the then outstanding amounts of Tranche A Term Loans in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such fiscal year, provided that such amount shall be reduced by the aggregate amount of prepayments of Tranche A Term Loans made pursuant to Section 2.11(a) during such fiscal year. Each prepayment pursuant to this paragraph shall be made within 90 days after the end of such fiscal year for which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche A Term Borrowings and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. Prepayments of Tranche A Term Loans shall be applied ratably to reduce scheduled prepayments required pursuant to Section 2.10(a) as specified by the Borrower.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or otherwise in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 12:00 p.m., New York City time, four Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 12:00 noon New York City time, on the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03(a), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, except in the case of partial prepayment of ABR Loans, which interest shall be payable on the next scheduled interest payment date.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee in Dollars, which shall accrue at a rate equal to 0.50% per annum on the actual daily amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate (and following the termination of the Revolving Commitments, such fee shall be payable on the Revolving Exposure of each Revolving Lender until such Revolving Exposure is reduced to zero). Accrued facility fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year (accruing through the last day of each month) and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Lender with (i) an OMX Delayed Draw Tranche A Commitment a commitment fee in Dollars, which shall accrue at a rate equal to 0.50% per annum on the actual daily amount of the unused OMX Delayed Draw Tranche A Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the OMX Delayed Draw Tranche A Commitments terminate, (ii) a PHLX Delayed Draw Tranche A Commitment a commitment fee in Dollars, which shall accrue at a rate equal to 0.50% per annum on the actual daily amount of the unused PHLX Delayed Draw Tranche A Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the PHLX Delayed Draw Tranche A Commitments terminate and (iii) a Nord Pool Delayed Draw Tranche A Commitment a commitment fee in Dollars, which shall accrue at a rate equal to 0.50% per annum on the actual daily amount of the unused Nord Pool Delayed Draw Tranche A Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Nord Pool Delayed Draw Tranche A Commitments terminate. Accrued commitment fees pursuant to this Section 2.12(b) shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year (accruing through the last day of each month) and on the date on which the Delayed Draw Tranche A Commitments of the applicable Class terminate, commencing on the first such date to occur after the date hereof. All commitment fees pursuant to this Section 2.12(b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee in Dollars with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the actual daily Outstanding Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements or LC Borrowings) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee in Dollars, which shall accrue at a rate equal to 0.25% per annum on the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements or LC Borrowings) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued pursuant to this Section 2.12(c) through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds in the currency specified herein (or, if no currency is specified, in Dollars), to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Base Rate for Borrowings of such Class plus the Applicable Rate. In addition, if at any time any Term Loans are maintained as ABR Term Loans, the Borrower agrees that within 10 Business Days after receiving any request from any Non-ABR Lender (but not more frequently than quarterly for any Lender), the Borrower will pay such Non-ABR Lender the ABR Gross-Up Amount with respect to the ABR Term Loans of such Non-ABR Lender.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the applicable Eurocurrency Rate for Borrowings of such Class for the Interest Period in effect for such Borrowing plus the Applicable Rate plus (in the case of a Eurocurrency Loan of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State), Mandatory Costs.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder (including any LC Disbursement or LC Borrowing) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans when the Base Rate is based on the “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any currency for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for any currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request pursuant to Section 2.03(a) that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the affected currency shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing denominated in Dollars.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except (A) any such reserve requirement contemplated by Section 2.15(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

(iii) subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, or any Loan made by it or any Letter of Credit or participation therein, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes indemnified by Section 2.17, and the imposition of, or any change in the rate of, any Excluded Taxes); or

(iv) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or, in the case of clause (iii), any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date or which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(b) or (e) the Borrowings included in each Tranche A Lenders Tranche A Term Loans are reallocated in accordance with Section 2.01(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if any applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by such Loan Party shall be increased as necessary so that after making all such required deductions (including such deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable by the Administrative Agent, such Lender or the Issuing Bank (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The written demand shall be made in a certificate setting forth the amount of such Indemnified Taxes or Other Taxes and, in reasonable detail, the calculation and basis for such Indemnified Taxes or Other Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Party to a Governmental Authority, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt, if available, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two duly completed and signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from federal backup withholding.

(ii) Each Lender that is a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) two duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B) two duly completed copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G (any such certificate a “United States Tax Compliance Certificate”) and (B) two duly completed copies of Internal Revenue Service Form W-8BEN, or

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9 or any other required information from each beneficial owner, as applicable.

(iii) Without limitation of its obligations under paragraphs (i) or (ii), each Lender shall, at such time as reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any other documentation prescribed by applicable law, properly completed and executed, as will permit payments made to such Lender under the Loan Documents to be made without or at a reduced rate of withholding tax.

(iv) Each Lender shall deliver to the Borrower and the Administrative Agent two further copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(v) Notwithstanding any other provision of this paragraph (e), a Lender shall not be required to deliver any form that such Lender is not legally able to deliver.

(vi) The Administrative Agent in its capacity as such shall, to the extent it is legally entitled to do so, from time to time deliver to the Borrower a properly executed copy of Internal Revenue Service Form W-8IMY or W-9, as applicable.

(f) If the Administrative Agent, the Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, the Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, the Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Borrowings or LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds. If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its pro rata (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office.

(b) Subject to Section 2.18(e), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Borrowings and LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Borrowings and LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Borrowings and LC Disbursements then due to such parties.

(c) Subject to Section 2.18(e), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans, LC Advances or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans, LC Advances and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(c), 2.03(b) or (g), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, LC Advances and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee or the Borrower, (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Incremental Loans.

(a) At any time and from time to time prior to the Revolving Maturity Date, and, with respect to Incremental Term Loans, prior to the Tranche A Maturity Date, in each case subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to (x) increase the existing Revolving Commitments (“Incremental Revolving Commitments”) and/or (y) add one or more additional tranches of term loans or increases in the amount of any existing Class of Term Loans (the “Incremental Term Loans”), provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.12 and 6.13 recomputed as of the last day of the most recent fiscal quarter for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01, (C) the Incremental Loans shall constitute “Senior Indebtedness” under and as defined in the Convertible

Notes Documents and (D) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A), (B) and (C) above, together with all calculations relevant thereto, including reasonably detailed calculations demonstrating compliance with clause (B) above. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Revolving Commitments and Incremental Term Loans shall not exceed $200,000,000 and the aggregate amount of the Incremental Revolving Commitments shall not exceed $100,000,000. Each exercise of the Borrower’s right to seek Incremental Revolving Commitments or Incremental Term Loans shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $100,000,000, in the case of Incremental Term Loans, and $25,000,000, in the case of Incremental Revolving Commitments.

(b) The Incremental Term Loans (i) shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments and the Tranche A Term Loans, (ii) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Tranche A Term Loans and (iii) other than amortization, pricing or maturity date, shall have the same terms as the Tranche A Term Loans, provided that (A) if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to any Incremental Term Loan exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Tranche A Term Loans) relating to the Tranche A Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment, the Applicable Rate relating to the Tranche A Term Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to such Incremental Term Loans, (B) any Incremental Term Loan shall not have a final maturity date earlier than the Tranche A Maturity Date, and (C) any Incremental Term Loan shall not have a weighted average life that is shorter than the weighted average life of the then-remaining Tranche A Term Loans.

(c) Obligations incurred pursuant to the Incremental Revolving Commitments shall rank pari passu in right of payment in respect of the Collateral with the Obligations in respect of the Revolving Commitments and the Tranche A Term Loans, and any Incremental Revolving Commitments shall have the same terms as the Revolving Commitments in effect at the time such Incremental Revolving Commitments are obtained and shall be treated as a single Class with such Revolving Commitments for all purposes of this Agreement.

(d) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Loans or Incremental Revolving Commitments shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Loans or Incremental Revolving Commitment, unless it so agrees. An Incremental Facility

Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.04 (it being understood that all references to “the date of such Borrowing” in Section 4.04 shall be deemed to refer to the Incremental Facility Closing Date). The Administrative Agent shall receive not less than 10 Business Days’ advance notice (or shorter, if agreed by the Administrative Agent) prior to any proposed Incremental Facility Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries (other than Subsidiaries that are not Loan Parties or Material Subsidiaries) (a) is duly organized, validly existing and (where such concept exists) in good standing (or its equivalent, if any) under the laws of the jurisdiction of its organization, (b) has all requisite corporate power and authority to carry on its business as now conducted except where the failure to have the same could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (c) has all requisite corporate power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party, except where the failure to have the same could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect and (d) is qualified to do business in, and (where such concept exists) is in good standing (or its equivalent, if any) in, every jurisdiction where such qualification is required except where the failure to be so qualified or to be (where such concept exists) in good standing (or its equivalent, if any) could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

(a) The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been or will by the time required be duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests.

(b) This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate the Organizational Documents of the Borrower or any Subsidiary, (c) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents and other Liens permitted by Section 6.02, except, in the case of clauses (c) and (d), for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet as of the end of the fiscal years ended December 31, 2005 and 2006 and consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, in each case reported on by Ernst & Young LLP, independent public accountants for the Borrower, and (ii) its consolidated balance sheet as of September 30, 2007 and 2006 and consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter and the portion of the fiscal year ended September 2007 (and comparable periods for the prior fiscal year), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject in the case of clause (ii) to normal year-end audit adjustments and the absence of footnotes.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of September 30, 2007, prepared giving effect to the Transactions as if the Transactions had occurred on such date, and its pro forma consolidated statement of income for the twelve-month period ended as of such date, prepared giving effect to the Transactions as if the Transactions had occurred on the first day of such twelve-month period. Such pro forma projected consolidated financial statements (i) have been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time such projections were prepared and (ii) were based on the best information then available to the Borrower after due inquiry, which includes estimates of the results of the OMX Group and PHLX and its subsidiaries for the most recent fiscal quarter ended prior to the Closing Date for which financial statements have been made available to the Arrangers.

(c) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Closing Date, any material direct or contingent liabilities or long-term commitments.

(d) With respect to any credit event following the Closing Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, properties, results of operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, whether or not covered by insurance, since December 31, 2006.

SECTION 3.05 Properties.

(a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Borrower or any Subsidiary Loan Party as of the Closing Date.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Except for failures that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, each of the Borrower and the Subsidiaries has (i) timely filed or caused to be filed all Tax returns and reports required to have been filed; (ii) paid or caused to be paid all Taxes required to have been paid by it, other than any Taxes that are being contested in good faith by appropriate proceedings if such contest shall have the effect of suspending the collection (or the enforcement of any Liens) for such Taxes and adequate reserves for such Taxes have been provided on the books of the Borrower or its Subsidiaries in accordance with GAAP; and (iii) complied with all Tax withholding obligations.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied. The present value of all accumulated benefit obligations under all underfunded Plans (determined for each Plan based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be paid by the Borrower and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Disclosure. To the best of Borrower’s knowledge, neither the Information Memorandum, if any, nor any of the other reports, financial statements, certificates or other information, if any, furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished and taken together as a whole) contains any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared based upon good faith assumptions believed by it to be reasonable at the time delivered (it being understood that such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that forecasts or projections will be realized, and that actual results may differ from projections and such difference may be material).

SECTION 3.12 Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

SECTION 3.13 Insurance. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) adequate.

SECTION 3.14 Labor Matters. As of the Closing Date, there are no strikes or lockouts or any other material labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (b) all payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. There is no organizing activity involving the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of the Borrower and its Subsidiaries (on a consolidated basis), at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries (on a consolidated basis) will be greater than the amount that will be required to pay the liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become matured, (c) the Borrower and its Subsidiaries (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become matured, and (d) the Borrower and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct their business.

SECTION 3.16 Federal Reserve Regulations.

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Loans will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.17 Guarantor Other Indebtedness. With respect to the Borrower, the Obligations with respect to Tranche A Term Loans and Revolving Loans made pursuant to Section 2.01 constitute “Guarantor Other Indebtedness” under and as defined in the Convertible Notes Documents.

ARTICLE IV

CONDITIONS

SECTION 4.01 Conditions to the Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to make LC Credit Extensions hereunder shall not become effective unless, on or prior to April 15, 2008, each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The OMX Transaction Agreement shall have not been amended or modified in any respect that is materially adverse to the Lenders without the consent of the Arrangers (which consent shall not be unreasonably withheld). The conditions to the completion of the OMX Acquisition set forth in the OMX Transaction Agreement shall have been satisfied in all material respects in accordance with the OMX Transaction Agreement without any waiver by the Borrower that is materially adverse to the Lenders unless the Arrangers shall have consented to such waiver, which consent shall not be unreasonably withheld, and the OMX Acquisition shall be consummated substantially concurrently with the initial borrowings hereunder.

(b) The Administrative Agent shall have received confirmation that, pursuant to the OMX Acquisition, substantially concurrently with the making of the initial Loans hereunder, the Borrower will own OMX Shares which represent more than 66 2/3% of the OMX Shares (on a fully diluted basis).

(c) The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated a date on or prior to the Closing Date and each in form and substance satisfactory to the Administrative Agent and the Arrangers:

(i) executed counterparts of the Collateral Agreement from the Borrower and each Subsidiary Loan Party together with (x) Uniform Commercial Code financing statements for each Loan Party in appropriate form for filing with the Secretary of State of each applicable jurisdiction, (y) stock certificates and stock powers in favor of the Administrative Agent with respect to all certificated Equity Interests pledged thereunder to the extent required by the Collateral Agreement; provided that, to the extent any Collateral (other than the pledge and perfection of the security interests in the capital stock of wholly-owned domestic Subsidiaries held by the Loan Parties (to the extent required by the Collateral Agreement) and other assets pursuant to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after the Borrower has used commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Loans on the Closing Date but shall be required to be delivered after the Closing Date pursuant to Section 5.13(d);

(ii) lien searches with respect to each Loan Party in such jurisdictions as may be reasonably requested by the Administrative Agent;

(iii) a promissory note executed by the Borrower in favor of each Lender requesting three Business Days in advance a promissory note evidencing the Loan provided by such Lender;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v) a certificate of good standing for each Loan Party from its jurisdiction of organization;

(vi) a certificate signed by the Chief Financial Officer of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries (on a consolidated basis) after giving effect to the OMX Acquisition and the incurrence of all Indebtedness related thereto; and

(vii) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, and local counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in the form attached as Exhibit D.

(d) The representations and warranties made by the Loan Parties in Section 3.01(c), Section 3.02(b), Section 3.08, Section 3.16 and Section 3.17 as they relate to the Loan Parties at such time shall be true and correct in all material respects.

(e) All accrued fees and expenses of the Administrative Agent and the Lead Arrangers (including the fees and expenses of counsel for the Administrative Agent and the Lead Arrangers and local and special counsel for the Administrative Agent and the Lead Arrangers) shall have been paid. The Borrower shall have paid all items then due and payable under the Fee Letter.

(f) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.03 hereof.

SECTION 4.02 Conditions to the PHLX Delayed Draw Tranche A Term Loans. The obligations of the Lenders to make Tranche A Term Loans pursuant to the PHLX Delayed Draw Tranche A Commitments shall not become effective unless, on or prior to July 31, 2008, the conditions set forth in Section 4.01 have previously been satisfied (or waived in accordance with Section 9.02) and each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The PHLX Acquisition Agreement shall have not been amended or modified in any respect that is materially adverse to the Lenders without the consent of the Arrangers (which consent shall not be unreasonably withheld). The conditions to the completion of the PHLX Acquisition set forth in the PHLX Acquisition Agreement shall have been satisfied in all material respects in accordance with the PHLX Acquisition Agreement without any waiver by the Borrower that is materially adverse to the Lenders unless the Arrangers shall have consented to such waiver, which consent shall not be unreasonably withheld (it being understood that any waiver of the condition that the order of the Court of Chancery of the State of Delaware approving the settlement of the litigation pending against PHLX in the Court of Chancery of the State of Delaware, captioned Ginsburg v. Philadelphia Stock Exch., et al., shall have become final and binding and all appeals have been exhausted shall be deemed to be materially adverse to the Lenders), and the PHLX Acquisition shall be consummated substantially concurrently with the borrowing of the Tranche A Term Loans pursuant to the PHLX Delayed Draw Tranche A Commitments.

(b) The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing PHLX Parties, each dated a date on or prior to the PHLX Funding Date and each in form and substance satisfactory to the Administrative Agent:

(i) executed counterparts of a joinder to the Collateral Agreement from each PHLX Party together with (w) Uniform Commercial Code financing statements for each PHLX Party in appropriate form for filing with the Secretary of State of each applicable jurisdiction and (x) stock certificates and stock powers in favor of the Administrative Agent with respect to all certificated Equity Interests pledged thereunder to the extent required by the Collateral Agreement, (y) an executed Mortgage in appropriate form for recording with respect to each Mortgaged Property; provided that, to the extent any Collateral (other than the pledge and perfection of the security interests in the capital stock of wholly-owned domestic Subsidiaries held by the PHLX Parties (to the extent required by the Collateral Agreement) and other assets pursuant to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the PHLX Funding Date after the Borrower has used commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Tranche A Term Loans on the PHLX Funding Date but shall be required to be delivered after the PHLX Funding Date pursuant to Section 5.13(d);

(ii) lien searches with respect to each PHLX Party in such jurisdictions as may be reasonably requested by the Administrative Agent;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each PHLX Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such PHLX Party is a party or is to be a party;

(iv) a certificate of good standing for each PHLX Party from its jurisdiction of organization;

(v) a certificate signed by the Chief Financial Officer of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries (on a consolidated basis) after giving effect to the PHLX Acquisition and the incurrence of all Indebtedness related thereto;

(vi) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, and local counsel to the PHLX Parties, in form satisfactory to the Administrative Agent.

(c) The representations and warranties made by (i) the Loan Parties in Section 3.01(c), Section 3.02(b), Section 3.08, Section 3.16 and Section 3.17 as they relate to the Loan Parties at such time and (ii) by PHLX in the PHLX Acquisition Agreement as are material to the interests of the Lenders, but only to the extent in the case of this subclause (ii) that the Borrower would have the right to terminate its obligations under the PHLX Acquisition Agreement as a result of a breach of such representations and warranties in the PHLX Acquisition Agreement, shall in each case be true and correct in all material respects.

(d) No Major Event of Default shall have occurred and shall be continuing.

(e) All accrued fees and expenses of the Administrative Agent and the Lead Arrangers (including the fees and expenses of counsel for the Administrative Agent and the Lead Arrangers and local and special counsel for the Administrative Agent and the Lead Arrangers) shall have been paid. The Borrower shall have paid all items then due and payable under the Fee Letter.

(f) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.03 hereof.

SECTION 4.03 Conditions to the Nord Pool Delayed Draw Tranche A Term Loans. The obligations of the Lenders to make Tranche A Term Loans pursuant to the Nord Pool Delayed Draw Tranche A Commitments shall not become effective unless, on or prior to August 27, 2008, the conditions set forth in Section 4.01 have previously been satisfied (or waived in accordance with Section 9.02) and each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Nord Pool Acquisition Agreement shall have not been amended or modified in any respect that is materially adverse to the Lenders without the consent of the Arrangers (which consent shall not be unreasonably withheld). The conditions to the completion of the Nord Pool Acquisition set forth in the Nord Pool Acquisition Agreement shall have been satisfied in all material respects in accordance with the Nord Pool Acquisition Agreement without any waiver by the Borrower that is materially adverse to the Lenders unless the Arrangers shall have consented to such waiver, which consent shall not be unreasonably withheld, and the Nord Pool Acquisition shall be consummated substantially concurrently with the borrowing of the Tranche A Term Loans pursuant to the Nord Pool Delayed Draw Tranche A Commitments; provided that the condition set forth in this clause (a) shall not be required to be satisfied in connection with any Borrowing of Tranche A Term Loans on the last Business Day of the Nord Pool Delayed Draw Availability Period if the Borrower has delivered a certificate of a Responsible Officer to the Administrative Agent stating that the Borrower will cause the proceeds of the Tranche A Term Loans to be held in a segregated account of the Borrower until such time as such funds are used to pay all or a portion of the consideration payable in the Nord Pool Acquisition or to prepay Tranche A Term Loans pursuant to Section 2.11(b)(ii).

(b) The Borrower shall have furnished to the Lenders copies of all historical financial statements received prior to such time pursuant to the Nord Pool Acquisition Agreement.

(c) The Administrative Agent shall have received a certificate signed by the Chief Financial Officer of the Borrower certifying that the Borrower would be in compliance as of such date, on a Pro Forma Basis after giving effect to the Nord Pool Acquisition and the incurrence of all Indebtedness to be incurred in connection therewith, with the covenants set forth in Section 6.12 and Section 6.13 as of and for the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been or were required to be delivered pursuant to paragraph (a) or (b) of Section 5.01.

(d) the conditions set forth in Section 4.04 shall be satisfied.

SECTION 4.04 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (except for any Borrowing on the Closing Date or the Borrowing of Tranche A Term Loans pursuant to the PHLX Delayed Draw Tranche A Commitments), and of the Issuing Bank to make any LC Credit Extension (except for LC Credit Extensions on the Closing Date or for the purpose set forth in Section 6.01(b)(xiv) and 6.02(k)), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) Other than any Clean-Up Default, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b) Other than any Clean-Up Default, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each LC Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Beginning on the Closing Date after giving effect to the Loans made on the Closing Date and continuing thereafter until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and unaudited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) stating that, except as set forth in such certificate, such Financial Officer has no knowledge of any Default having occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 6.12 and 6.13 and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2008, of Excess Cash Flow and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) within 45 days after the commencement of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2008, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e) promptly after the same become publicly available, copies of all periodic reports, proxy statements and other material filings (as reasonably determined by the Borrower) filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Arranger may reasonably request.

Information required to be delivered pursuant to clauses (a), (b) and (e) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent and the Lenders that such information has been posted on the Borrower’s website on the Internet at www.nasdaq.com/ investorrelations/ir_home.stm, at www.sec.gov/edgar/searchedgar/ webusers.htm or at another website identified in such notice and accessible by the Lenders without charge, provided that (i) such notice may be included in a certificate delivered pursuant to clause (c) and (ii) the Borrower shall deliver paper copies of the information required to be delivered pursuant to clauses (a), (b) and (e) to any Lender that requests such delivery.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) within three Business Days after the Borrower becomes aware of the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in material liability of the Borrower and the Subsidiaries;

(d) any change in the ratings of the credit facilities made available under this Agreement by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or such credit facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating such credit facilities; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer or chief legal officer of the Borrower (i) setting forth the information required pursuant to Sections 7, 8, 9, 11, 12, 13 and 14 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as the case may be) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of clause (b), to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations (other than Indebtedness and any obligations in respect of any Swap Agreements), including Tax liabilities that, if unpaid, could result in a Lien on any of its assets or properties, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such contests shall have the effect of suspending any collection or the enforcement of such obligations, (c) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (d) any failures to make such payments pending such contests could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07 Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all other insurance as may be required by law or any other Loan Document. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower will cause all property and casualty insurance policies to be endorsed or otherwise amended to include a “mortgagee” endorsement and a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Administrative Agent.

SECTION 5.08 Casualty and Condemnation. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.09 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Subject to Section 9.12, the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (which shall be coordinated through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders shall not exercise such rights more often than two times during any calendar year.

SECTION 5.10 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11 Use of Proceeds and Letters of Credit. The proceeds of the Tranche A Term Loans (together with Revolving Loans, if any, drawn on the Closing Date) will be used, directly or indirectly, to consummate a portion of the OMX Refinancing and the OMX Acquisition and to pay Transaction Costs. The proceeds of the Tranche A Term Loans made pursuant to the OMX Delayed Draw Tranche A Commitments will be used to acquire OMX Shares not acquired on the Closing Date and to refinance certain Indebtedness of the OMX Group. The proceeds of the Tranche A Term Loans made pursuant to the PHLX Delayed Draw Tranche A Commitments will be used to consummate the PHLX Acquisition and to refinance certain existing indebtedness of PHLX. The proceeds of the Tranche A Term Loans made pursuant to the Nord Pool Delayed Draw Tranche A Commitments will be used to consummate the Nord Pool Acquisition and to refinance certain existing indebtedness of Nord Pool (it being understood and agreed that such proceeds may also be held in a segregated account of the Borrower to be used to pay all or a portion of the consideration payable in the Nord Pool Acquisition upon the consummation thereof). The proceeds of the Revolving Loans and Swingline Loans drawn after the Closing Date will be used only for general corporate purposes (including Permitted Acquisitions and the payment of Transaction Costs). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be used only for general corporate purposes.

SECTION 5.12 Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Closing Date, the Borrower will, within five Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party; provided that with respect to newly acquired Foreign Subsidiaries the Borrower will have thirty days to deliver a pledge of any Equity Interests in such Subsidiary, which thirty day period may be extended at the sole discretion of the Administrative Agent.

SECTION 5.13 Further Assurances.

(a) On and after the Closing Date, the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. On and after the Closing Date, the Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $5,000,000) are acquired by the Borrower or any Subsidiary Loan Party after the Closing Date (other than (i) assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof and (ii) Excluded Assets), the Borrower will notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Notwithstanding the provision of clauses (a) and (b) of this Section 5.13, the Administrative Agent shall not take a security interest in those assets with respect to which the Administrative Agent and the Borrower determine that the cost of granting any such Lien on any such assets is excessive in relation to the benefit to the Lenders afforded by such Lien on such assets or to the extent that the taking of such security interest is unlawful or would reasonably be expected to result in a risk of material liability to the Borrower and its Subsidiaries taken together or would reasonably be expected to result in a risk of liability to their respective directors (civil or criminal) or would reasonably be expected to result in a materially adverse tax consequence to the Borrower and its Subsidiaries taken together.

(d) To the extent that any OMX Shares are owned by any Loan Party on the 120th day following the Closing Date, the Borrower shall cause such OMX Shares to be subject to a Foreign Pledge Agreement governed by the laws of Sweden and in form reasonably satisfactory to the Administrative Agent, and, subject to Schedule 1.02, the Loan Parties shall have taken all actions on or prior to such date as may be reasonably requested by the Administrative Agent in order to perfect the security interest of the Administrative Agent therein; provided, that if an Event of Default (other than a Clean-Up Default) has occurred and is continuing on or prior to such 120th day and the Administrative Agent or the Required Lenders shall so request in a written notice to the Borrower, the Loan Parties shall, subject to Schedule 1.02, take all such actions to perfect such security interest as promptly as reasonably practicable notwithstanding that such 120 day period shall not yet have expired.

SECTION 5.14 Interest Rate and Foreign Currency Protection.

(a) As promptly as practicable, and in any event from the date that is 180 days after the Closing Date through the second anniversary of the Closing Date, the Borrower shall enter into Swap Agreements to the extent required to ensure that at least 30% of the aggregate principal amount of Indebtedness for borrowed money of the Borrower and its consolidated Subsidiaries shall either bear interest at a fixed rate or the interest cost in respect thereto shall be fixed or capped pursuant to one or more Swap Agreements entered into with one or more Lenders (or Affiliates thereof) on terms and conditions reasonably acceptable to the Administrative Agent.

(b) At all times from and after the Closing Date, the Borrower shall maintain a sound and fiscally responsible hedging program, in accordance with prudent business practices, designed to protect the Borrower and its Subsidiaries against foreign exchange and currency fluctuations.

SECTION 5.15 Rated Credit Facilities. The Borrower will use commercially reasonable efforts to cause the Loans to be continuously rated by S&P and Moody’s.

SECTION 5.16 Change of Name. Within three Business Days following the Closing Date, the Borrower will change its name to “The NASDAQ OMX Group, Inc.”

ARTICLE VI

NEGATIVE COVENANTS

Beginning on the Closing Date after giving effect to the Loans made on the Closing Date and continuing thereafter until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, provided that so long as no Event of Default has occurred and is continuing the Borrower or any Subsidiary Loan Party may incur Qualified Debt, if on a Pro Forma Basis (x) the Leverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01 would be less than the Applicable Leverage Ratio and (y) the Borrower would be in compliance on a Pro Forma Basis with the covenant set forth in Section 6.12 as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01.

(b) The limitations set forth in paragraph (a) of this Section 6.01 shall not apply to any of the following items:

(i) Indebtedness created under the Loan Documents;

(ii) (A) the Convertible Notes, (B) the New Convertible Notes and (C) refinancings, extensions, renewals and replacements of any such Indebtedness or Indebtedness incurred pursuant to subclauses (A) and (B), provided that such refinancing, extending, renewal or replacement Indebtedness (I) shall not be Indebtedness of a Subsidiary obligor that is not a Loan Party unless such Subsidiary was an obligor with respect to the Indebtedness being refinanced, extended, renewed or replaced, (II) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), (III) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being refinanced, extended, renewed or replaced and (IV) if the Indebtedness being refinanced, extended, renewed or replaced is subordinated to the Obligations, such Indebtedness shall be subordinated to the Obligations on the same terms as the Indebtedness being refinanced, extended, renewed or replaced;

(iii) Indebtedness existing on the date hereof and set forth on Schedule 6.01 and refinancings, extensions, renewals and replacements of any such Indebtedness or Indebtedness incurred pursuant to Section 6.01(a), provided that such refinancing, extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of a Subsidiary obligor that is not a Loan Party unless such Subsidiary was an obligor with respect to the Indebtedness being refinanced, extended, renewed or replaced, (B) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), (C) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being refinanced, extended, renewed or replaced and (D) if the Indebtedness being refinanced, extended, renewed or replaced is subordinated to the Obligations, such Indebtedness shall be subordinated to the Obligations on the same terms as the Indebtedness being refinanced, extended, renewed or replaced;

(iv) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (A) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower or any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms set forth in Exhibit F;

(v) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary (other than any Excluded Subsidiary) of Indebtedness of the Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (b)(iii) (except as it relates to refinancing of Indebtedness incurred pursuant to Section 6.01(a) or (b)(vii)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations, (D) no Indebtedness incurred pursuant to Section 6.01(a) (or refinancing Indebtedness incurred pursuant to Section 6.01(b)(iii) in respect of Indebtedness incurred pursuant to Section 6.01(a)) or Indebtedness outstanding in reliance on Section 6.01(b)(ii) shall be Guaranteed by any Subsidiary, unless such Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to the Collateral Agreement and (E) any Guarantee by the Borrower of the Convertible Notes (the “Parent Convertible Note Guarantee”) shall be subordinated to the Obligations to at least the same extent and on the same terms as the Parent Convertible Note Guarantee is subordinated to the Obligations on and as of the Closing Date;

(vi) (A) Indebtedness of the Borrower or any Subsidiary (other than any Excluded Subsidiary) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $30,000,000 at any time outstanding;

(vii) Indebtedness of any Person that is merged or consolidated with and into the Borrower or any Subsidiary or of any Person that otherwise becomes a Subsidiary after the date hereof, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon), provided that (i) the Borrower would be in compliance on a Pro Forma Basis with the covenants set forth in Section 6.12 and Section 6.13 as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01 and (ii) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $100,000,000 at any time outstanding (of which no more than $50,000,000 shall be Indebtedness of Subsidiaries that are not Loan Parties);

(viii) other unsecured Indebtedness of the Borrower and the Subsidiaries in an aggregate principal amount not exceeding $20,000,000 at any time outstanding;

(ix) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(xi) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xii) Indebtedness arising from the honoring by a bank or financial institution of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is repaid within five Business Days;

(xiii) Indebtedness of TRF owing to Borrower or another Subsidiary not to exceed $10,000,000 at any time outstanding;

(xiv) Indebtedness in the form of a letter of credit or guaranty in an aggregate amount required in order to consummate the Squeeze-Out Procedure and obtain advanced access (Sw: förhandstillträde); provided that the Borrower shall use Tranche A Term Loans to promptly repay any draws on such letter of credit or guaranty (or to “cash collateralize” its obligations on any such letter of credit or guaranty prior to any draw);

(xv) Indebtedness in respect of letters of credit, guarantees, counter-indemnities and short term facilities incurred by any Subsidiary engaged in Exchange and Clearing Operations in connection with the ordinary clearing, depository and settlement procedures (including, without limitation, any letter of credit or guarantees provided to any central securities depositories or external custodians) relating thereto; provided that any advances thereunder are repaid within 10 days following the date of such advance or any drawing under any letter of credit or guarantee;

(xvi) any Indebtedness arising under arrangements in connection with the participation in or through any clearing system or investment, commodities or stock exchange where the Indebtedness arises under the rules, normal procedures, agreements or legislation governing trading on or through such system or exchange; provided that any advances thereunder are repaid within 10 days following the date of such advance or any drawing under any letter of credit or guarantee;

(xvii) any Indebtedness arising as a result of short-term sale and repurchase transactions entered into by the Borrower or any of its Subsidiaries on market terms and in respect of marketable securities held for investment purposes where such member of the OMX Group enters into back to back, foreign exchange, swap or derivative transaction in the ordinary course of business, provided that the amount of such Indebtedness doesn’t exceed the principal amount of the securities sold;

(xviii) Indebtedness incurred in connection with the administration of the UK ESOP Program in the ordinary course of business and not outstanding longer than seven days;

(xix) Indebtedness of any Regulated Subsidiary incurred under a revolving credit facility or working capital or similar facility entered into at such Regulated Subsidiary’s sole and absolute discretion to satisfy such Regulated Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority;

(xx) Indebtedness of any Regulated Subsidiary to the Borrower or any other Subsidiary entered into at such Regulated Subsidiary’s sole and absolute discretion to satisfy such Regulated Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority;

(xxi) Guarantees by the Borrower or any other Subsidiary of any Indebtedness of any Regulated Subsidiary entered into at such Regulated Subsidiary’s sole and absolute discretion to satisfy such Regulated Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority;

(xxii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xxiii) Indebtedness of the OMX Group incurred on behalf of its customers in its market technology business consisting of purchase money Indebtedness and Capital Lease Obligations not to exceed $50,000,000 outstanding at any time in respect of back-to-back lease arrangements; and

(xxiv) Indebtedness in respect of the Nord Pool Seller Note.

(c) The Borrower will not, nor will it permit any Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (i) in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests, and (ii) any such Equity Interests issued to the Borrower or a Subsidiary Loan Party.

SECTION 6.02 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary (including, for the avoidance of doubt, OMX, PHLX, BSX, Nord Pool and their respective Subsidiaries) after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith); and provided, further, that in the case of the OMX Group, no Liens in respect of borrowed money shall be permitted pursuant to this clause (d);

(e) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (vi)(A) of Section 6.01(b) or to extend, renew or replace such Indebtedness and permitted by clause (vi)(B) of Section 6.01(b), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (vi)(B) of Section 6.01(b) or any Lien securing such Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(h) Liens not otherwise permitted by this Section to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $10,000,000 at any time outstanding;

(i) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party;

(j) Liens on the assets of any Subsidiary that is not a Subsidiary Loan Party securing Indebtedness of such Subsidiary permitted by Section 6.01;

(k) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.01(b)(xxii);

(l) Liens granted by a Subsidiary that is not a Subsidiary Loan Party to secure obligations that do not constitute Indebtedness and are incurred in connection with the exchange and clearing operations of such Subsidiary; and

(m) Liens on cash deposits required to be made in order to consummate the Squeeze-Out Procedure and obtain advanced access (Sw: förhandstillträde).

SECTION 6.03 Fundamental Changes.

(a) The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Person in order to consummate an investment or Asset Sale permitted by Section 6.04 or 6.05, (iii) any Subsidiary may merge into the Borrower or any other Subsidiary; provided that when any Subsidiary that is a Loan Party is merging with another Subsidiary, a Loan Party shall be the continuing or surviving Person and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(b) The Borrower will not, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Closing Date and businesses reasonably related thereto and the businesses of OMX, PHLX, BSX, Nord Pool and their respective Subsidiaries in effect on the Closing Date and businesses reasonably related thereto.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

(a) The Borrower will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(i) Permitted Investments;

(ii) Permitted Acquisitions;

(iii) investments existing on the date hereof and set forth on Schedule 6.04 or made pursuant to binding commitments existing on the date hereof and set forth on Schedule 6.04;

(iv) investments required by the DIFX Transaction Documents;

(v) investments by the Borrower and the Subsidiaries in Equity Interests of their respective Subsidiaries, provided that (x) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement to the extent required by the Collateral and Guarantee Requirement, (y) the aggregate amount of investments made pursuant to this clause (v) by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (y) to the proviso to paragraph (vi) of this Section and outstanding Guarantees permitted under the proviso to paragraph (vii) of this Section) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs), except that the Borrower shall be permitted to make investments in OMX to fund all or a portion of the OMX Refinancing; provided further that notwithstanding the foregoing subclause (y) the Borrower and its Subsidiaries may make investments in Regulated Subsidiaries that are required in order to comply with Applicable Requirements;

(vi) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (x) any such loans and advances in excess of $1,000,000 made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement, (y) the amount of such loans and advances made pursuant to this clause (y) by Loan Parties to Subsidiaries (other than the Regulated Subsidiaries) that are not Loan Parties (together with investments permitted under clause (y) of the proviso to clause (v) of this Section and outstanding Guarantees permitted under the proviso to clause (vii) of this Section) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs), except that the Borrower shall be permitted to make investments in OMX to fund all or a portion of the OMX Refinancing; provided further that the limitations in the foregoing proviso shall not apply to intercompany loans made by the Borrower and its Subsidiaries to (A) any Subsidiary in order to comply with any Applicable Requirement, (B) any Subsidiary of the Borrower so long as such loans shall be repaid within 10 days of the incurrence thereof or (C) any Subsidiary of the Borrower engaged in exchange and clearing operations to enable such Subsidiary to post cash collateral for obligations of such Subsidiary not constituting Indebtedness so long as such loans are repaid within 60 days of the incurrence thereof;

(vii) Guarantees of Indebtedness of the Borrower or any Subsidiary that are permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under clause (y) of the proviso to clause (v) of this Section and intercompany loans permitted under clause (y) to the proviso to clause (vi) of this Section) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(viii) loans or advances to employees, officers and directors of the Borrower or any Subsidiary made in the ordinary course of business of the Borrower or any Subsidiary not exceeding $5,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances), provided that no such loans or advances to any single employee, officer or director shall exceed $2,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(ix) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(x) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(xi) investments in the form of Swap Agreements permitted by Section 6.07;

(xii) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(xiii) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(xiv) investments received in connection with the disposition of any asset permitted by Section 6.05;

(xv) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(xvi) the OMX Acquisition, the PHLX Acquisition, the Nord Pool Acquisition, the acquisition of minority interests of OMX and the acquisition of BSX in accordance with the agreement in effect on the Closing Date with respect to such acquisitions;

(xvii) investments in the Depository Trust Clearing Corporation to the extent required by applicable law;

(xviii) other investments, loans and advances by the Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding $175,000,000 in the aggregate for all such investments, made or committed to be made from and after the Closing Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made);

(xix) investments in TRF not to exceed $10,000,000 since the Closing Date;

(xx) [omitted];

(xxi) additional investments in OMX and its Subsidiaries in an aggregate amount not to exceed (x) $125.0 million per calendar year and (y) $250.0 million at any time outstanding (provided that for purposes of determining compliance with this clause (y), the amount of such investments in OMX and its Subsidiaries deemed outstanding shall be reduced by the amount of any dividends, distributions or other return on capital received by the Borrower and its wholly-owned Domestic Subsidiaries with respect to such investments (or, in the case of an investment that is a loan or advance, any principal repayment of such loan or advance));

(xxii) so long as no Default has occurred and is continuing, investments out of the Available Amount;

(xxiii) investments in the form of deposits contemplated by Section 6.01(b)(xv);

(xxiv) investments consisting of the issuance, contribution or transfer of Equity Interests of any Foreign Subsidiary, or incurrence of Indebtedness by any Foreign Subsidiary, in each case to the Borrower or any other Subsidiary and the receipt (or reduction or cancellation) of Equity Interests or Indebtedness of a Foreign Subsidiary in connection therewith;

(xxv) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(xxvi) Guarantees by the Borrower or any Subsidiary of leases (other than capitalized leases) or other obligations that do not constitute Indebtedness in the ordinary course of business;

provided that this Section 6.04 shall not prohibit any repurchase of Indebtedness or Equity Interests of the Borrower by the Borrower, or any repurchase of Equity Interests or Indebtedness of any Subsidiary by such Subsidiary, in each case to the extent such repurchase is otherwise permitted by this Agreement. For purposes of covenant compliance, the amount of any investment shall be the amount actually invested without adjustment for subsequent increases in the value of such investment.

SECTION 6.05 Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, license, lease or otherwise dispose of any asset, including any Equity Interest (other than Equity Interests of the Borrower) owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than directors’ qualifying shares and Equity Interests issued to the Borrower or another Subsidiary in compliance with Section 6.04(e)) (each of the foregoing an “Asset Sale”), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

(b) Asset Sales made by any Broker Dealer Subsidiaries in the ordinary course of business;

(c) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary; provided that if the seller is a Loan Party, either (x) the buyer shall also be a Loan Party or (y) such sale, transfer or other disposition is an Investment permitted by Section 6.04;

(d) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(e) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (x), (xii), (xiii) or (xiv) of Section 6.04(a) or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(f) sale and leaseback transactions permitted by Section 6.06;

(g) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(h) licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(i) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(j) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (j) shall not exceed 5.0% of Consolidated Net Tangible Assets;

(k) sales, transfers and other dispositions of property or assets which become obsolete, uneconomical or no longer useful in the business of the Borrower or its Subsidiaries as a result of integration and restructuring activities in connection with the Transactions to Persons other than the Borrower or a Loan Party;

(l) [omitted];

(m) Asset Sales listed on Schedule 6.05(m); and

(n) Asset Sales made pursuant to the DIFX Transaction Documents;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value and (other than those permitted by clause (b) (unless the disposition is by a Loan Party to a Subsidiary that is not a Loan Party), (d) or (h)) for at least 75% cash consideration payable at the time of such sale, transfer or other disposition.

For the avoidance of doubt, the granting of Liens permitted by Section 6.02, the making of Investments permitted by Section 6.04, any mergers, consolidations, liquidations or dissolutions permitted by Section 6.03(a) and any Restricted Payment or payment or distribution in respect of Specified Indebtedness permitted by Section 6.08 will not be deemed to be Asset Sales for purposes of this Section 6.05.

SECTION 6.06 Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that, if any such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01(b)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02(e).

SECTION 6.07 Swap Agreements. The Borrower will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, except Swap Agreements (a) required by Section 5.14, (b) entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), or (c) in connection with non-speculative hedging arrangements.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests; (ii) the Borrower may declare and pay dividends with respect to its Equity Interests or with respect to Equity Equivalents, in each case, payable solely in Equity Interests or Equity Equivalents (other than Disqualified Equity Interests); (iii) the Borrower may make Restricted Payments not exceeding $10,000,000 during any fiscal year pursuant to and in accordance with stock option plans, employment agreements or other benefit plans approved by the Borrower’s board of directors for management, directors, former directors, employees and former employees of the Borrower and the Subsidiaries; (iv) OMX may make Restricted Payments pursuant to and in accordance with stock option plans, employment agreements and/or benefit plans in existence on the Closing Date, provided that such plans or agreements were not procured or approved by Borrower or its subsidiaries (other than the OMX Group); (v) the Borrower may make Restricted Payments out of the Available Amount, provided that (x) on a Pro Forma Basis (A) the Leverage Ratio as of the Borrower’s most recently ended full fiscal quarter for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01 would be less than the Applicable Leverage Ratio and (B) the Borrower would be in compliance on a Pro Forma Basis with the covenant set forth in Section 6.12 as of the most recent test date as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01, (y) at the time of any such payment, no Default shall have occurred and be continuing or would result therefrom, and (z) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of such Available Amount; (vi) the Borrower may make additional Restricted Payments in an aggregate amount (when aggregated with the amount expended pursuant to Section 6.08(b)(iv) below) not to exceed $25,000,000 during the term of this Agreement; and (vii) the Borrower or its Subsidiaries may redeem, repurchase or otherwise acquire Qualified Equity Interests with the proceeds of a substantially contemporaneous offering of Qualified Equity Interests of the Borrower.

(b) The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Specified Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness, or any other payment that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Specified Indebtedness, other than payments in respect of the Convertible Notes and Specified Refinancing Indebtedness in respect thereof prohibited by the subordination provisions thereof;

(ii) refinancings of Specified Indebtedness to the extent permitted by Section 6.01;

(iii) payments in respect of Specified Indebtedness out of the Available Amount, provided that (x) on a Pro Forma Basis (A) the Leverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01 would be less than the Applicable Leverage Ratio and (B) the Borrower would be in compliance on a Pro Forma Basis with the covenant set forth in Section 6.12 as of the most recent test date as of the most recent test date for which financial statements have been delivered pursuant to paragraph (a) or (b) of Section 5.01, (y) at the time of any such payment, no Default shall have occurred and be continuing or would result therefrom, and (z) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of such Available Amount;

(iv) the Borrower may make additional payment and distributions in respect of Specified Indebtedness in an aggregate amount (when aggregated with the amount expended pursuant to Section 6.08(a)(vi) above) not to exceed $25,000,000 during the term of this Agreement; and

(v) any payments or distribution that is made solely in the form of Qualified Equity Interests.

SECTION 6.09 Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among (x) the Borrower and the Subsidiaries or (y) between Subsidiaries that are not Loan Parties, in each case, not involving any other Affiliate, (iii) loans or advances to employees permitted under Section 6.04(a)(viii), (iv) payroll, travel and similar advances to cover matters permitted under Section 6.04(a)(ix), (v) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Subsidiaries in the ordinary course of business, (vi) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (vii) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors, (viii) any Restricted Payment permitted by Section 6.08, (ix) any substitution of obligations and liabilities of the Borrower to any Subsidiary under, or issuance of common stock of the Borrower to any holder of Convertible Notes upon conversion of such holder’s Convertible Notes in accordance with the terms of the Convertible Notes Documents, (x) investments, loans, advances, guarantees and acquisitions by and among the Borrower and/or its Subsidiaries to the extent permitted pursuant to Section 6.04 and (xi) transactions pursuant to the DIFX Transaction Documents.

SECTION 6.10 Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment, modification or replacement of, any such restriction or condition set forth in clause (a) or clause (b) above unless it is determined in good faith by senior management of the Borrower that any such extension, renewal, amendment, modification or replacement does not expand the scope of such restriction or condition), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold or the proceeds thereof and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by (A) any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (B) any Specified Debt Documents, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (v) the foregoing shall not apply to any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but shall apply to any extension or renewal of, or any amendment, modification or replacement of, any such restriction or condition unless it is determined in good faith by senior management of the Borrower that any such extension, renewal, amendment, modification or replacement does not expand the scope of such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Subsidiary (other than subsidiaries of such Person), (vi) clause (a) of the foregoing shall not apply to any negative pledge provision of any joint venture agreements, stockholder or partnership agreements or other organizational documents relating to joint ventures or partnerships and (vii) the foregoing shall not apply to any restrictions or conditions existing as a result of Applicable Requirements (including any provisions of any Organizational Documents designed to comply with any Applicable Requirements).

SECTION 6.11 Amendment of Material Documents. The Borrower will not, nor will it permit any Subsidiary to, amend, modify, waive, terminate or release (a) its Organizational Documents, (b) the DIFX Transaction Documents, (c) the OMX Transaction Agreement, (d) Specified Debt Documents or (e) the Indebtedness permitted under Section 6.01(b)(iii), in each case unless senior management of the Borrower determines in good faith that the effect of such amendment, modification, waiver, termination or release is not materially adverse to the Borrower, any Subsidiary or the Lenders.

SECTION 6.12 Interest Expense Coverage Ratio. From and after the beginning of the first full fiscal quarter after the Closing Date (and first tested on the last date of such fiscal quarter), the Borrower will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on or about the date set forth below to be less than the ratio set forth below opposite such period:

Period Ending	Ratio

June 30, 2008	3.50 to 1.0

September 30, 2008	3.50 to 1.0

December 31, 2008	3.75 to 1.0

March 31, 2009	4.00 to 1.0

June 30, 2009	4.50 to 1.0

September 30, 2009 and the last day of each fiscal quarter of the Borrower ending thereafter	5.00 to 1.0

SECTION 6.13 Leverage Ratio. From and after the beginning of the first full fiscal quarter after the Closing Date (and first tested on the last date of such fiscal quarter), the Borrower will not permit the Leverage Ratio as of the last day of any four consecutive fiscal quarter period ending on any date set forth below to exceed the ratio set forth below opposite such date:

Period Ending	Ratio

June 30, 2008	3.75 to 1.0

September 30, 2008	3.75 to 1.0

December 31, 2008	3.50 to 1.0

Period Ending	Ratio

March 31, 2009	3.00 to 1.0

June 30, 2009	2.75 to 1.0

September 30, 2009	2.50 to 1.0

December 31, 2009	2.50 to 1.0

March 31, 2010	2.25 to 1.0

June 30, 2010	2.25 to 1.0

September 30, 2010 and the last day of each fiscal quarter of the Borrower ending thereafter	2.00 to 1.0

SECTION 6.14 Changes in Fiscal Periods. The Borrower will neither (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters.

SECTION 6.15 Regulatory Capital. The Borrower will not permit any Broker Dealer Subsidiary’s capital to be at or below the highest level at which dividends by such Broker Dealer Subsidiary may be restricted, other activities undertaken by such Broker Dealer Subsidiary may be limited or other regulatory actions taken with respect to such Broker Dealer Subsidiary may be taken, in each case by applicable Governmental Authorities based upon such capital, for a period of more than three consecutive Business Days after the date that a Financial Officer becomes aware that such capital is below such level (or, in the case of interpretation of any applicable law by a Governmental Authority with retroactive effect, after the date the Borrower receives notice from such Governmental Authority).

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower) or 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article) or any undertaking set forth in a certificate delivered to the Administrative Agent pursuant to Section 4.03(a), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $30,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) on or after the Closing Date, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $10,000,000 in the aggregate of all such Liens, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements or (iii) to the extent any Security Document provides that such Lien is not required to be a perfected Lien;

(n) on or after the Closing Date, any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party that is a party thereto;

(o) on or after the Closing Date, the Guarantees of the Loan Document Obligations by the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(p) (i) the SEC shall have revoked or suspended the status of the Borrower, or any Subsidiary with total capital in excess of $10,000,000 in the aggregate of all such entities, as a national securities exchange under the Exchange Act (if such status has been granted) or as a broker or dealer under the Exchange Act, or (ii) the Securities Investor Protection Corporation shall have applied for a protective decree with respect to the Borrower or any Subsidiary with total capital in excess of $10,000,000 in the aggregate of all such entities;

(q) the SFSA has pursuant to the Securities Market Act (Sw. lagen 2007:528 (om värdepappersmarknaden)) (i) revoked any of the Borrower’s permits and authorizations to indirectly own shares in a Broker Dealer Subsidiary, and/or (ii) revoked any Broker Dealer Subsidiary’s authorizations and/or permits; or

(r) a Change in Control shall occur,

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments (other than the PHLX Delayed Draw Tranche A Commitments unless such Event of Default constitutes a Major Event of Default), and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require the Borrower to Cash Collateralize the LC Exposure; and in case of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and the Borrower shall be required to Cash Collateralize the LC Exposure, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding any other provision of this Agreement or any other Loan Document, any Event of Default constituting a Clean-up Default shall only apply if it is continuing on or at any time after the expiry of the Clean-up Period and until such time, none of the Lenders, the Administrative Agent, the Swingline Lender, the Issuing Bank or the Collateral Agent shall be entitled to take any Deferred Enforcement Action as a result of any Clean-up Default; provided that (A) to the extent it can do so without breaching any confidentiality obligations entered into in good faith and binding on it and to the extent it receives such information, the Borrower notifies the Administrative Agent as soon as reasonably practicable after it becomes aware of the circumstance constituting a Clean-up Default and (B) the Clean-up Default has not been knowingly procured by a Loan Party and is capable of cure (or, to the extent not so capable of being cured, would not have a Material Adverse Effect) and the Borrower takes such steps as are commercially reasonably available to it to procure that OMX or its subsidiaries (as appropriate) cure such Clean-up Default, it being acknowledged that such steps shall not require the Borrower to take any action that, until such time as OMX is a Wholly-Owned Subsidiary, extend to the convening of any shareholders’ meeting or the exercise of any right (as shareholder) to remove directors of the relevant members of OMX and its subsidiaries or the taking of any action that the Borrower as a shareholder in good faith and acting on the advice of counsel considers may reasonably result in an action by the minority shareholders in OMX or any of its subsidiaries against the officers or shareholders of the Borrower or its Subsidiaries on the grounds of unfair prejudice, breach of duty or otherwise.

ARTICLE VIII

THE AGENTS

SECTION 8.01 Regarding the Agents.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent and as Collateral Agent and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Therefore, the Collateral Agent is the agent of and is acting for and on behalf of the Lenders (including, without limitation to enter into any Security Document and to exercise any rights provided for thereunder). The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. References in this Article VIII to “Agents” shall mean Administrative Agent and Collateral Agent, collectively.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not such Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the such Agent in good faith to be necessary under the circumstances as provided in Section 2.05 or Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05 or Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

Any Agent may resign at any time upon notice to the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent that shall be a bank with an office in the United States or an Affiliate of any such bank, provided that if such Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After such Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as such Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Article shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agents under Sections 2.05(e) and 2.12) allowed in such judicial proceeding, and (b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.15 or Section 2.17 and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

Notwithstanding anything herein to the contrary, none of the institutions identified as an Arranger, Joint Bookrunning Manager, Syndication Agent or Documentation Agent on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

SECTION 8.02 Parallel Debt.

For purposes of any Foreign Pledge Agreements only:

(i) The Borrower irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate of all Obligations to the Administrative Agent, all the Lenders and the Issuing Bank from time to time due in accordance with the terms and conditions of this Agreement (such payment undertaking and the obligations and liabilities which are the result thereof are referred to as “Parallel Debt”).

(ii) Each of the parties to this Agreement acknowledges that (i) the Parallel Debt of the Borrower constitutes undertakings, obligations and liabilities of the Borrower to the Collateral Agent which are separate and independent from, and without prejudice to, the Obligations which the Borrower owes to the Administrative Agent, any Lender or Issuing Bank and (ii) that the Parallel Debt represents the Collateral Agent’s own claim to receive payment of such Parallel Debt by the Borrower; provided that the total amount which may become due under the Parallel Debt of the Borrower under this paragraph shall never exceed the total amount which may become due under all the Obligations of the Borrower to the Administrative Agent, all the Lenders and the Issuing Bank.

(iii) (A) The total amount due by the Borrower as the Parallel Debt under this paragraph shall be decreased to the extent that the Borrower shall have irrevocably and unconditionally paid any amounts to the Administrative Agent, the Lenders and the Issuing Bank or any of them to reduce the Borrower’s outstanding Obligations or the Administrative Agent, any Lender or Issuing Bank otherwise receives any amount in irrevocable and unconditional payment of such Obligations (other than by virtue of subclause (B) below), in each case, as if such amount were received as a payment of the Parallel Debt on the date of receipt of such amounts by the Administrative Agent, the Lenders or the Issuing Bank or any of them; and

(B) To the extent that the Borrower shall have irrevocably and unconditionally paid any amounts to the Collateral Agent under the Parallel Debt or the Collateral Agent shall have otherwise received monies in irrevocable and unconditional payment of such Parallel Debt, the total amount due under the Obligations shall be decreased as if such amount were received as a payment of the Obligations on the date of receipt of such amounts by the Collateral Agent.

To the extent the Collateral Agent irrevocably receives any amount in payment of the Parallel Debt, the Collateral Agent shall distribute such amount among the Secured Parties in accordance with Section 5.02 of the Collateral Agreement. The Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders acknowledges and agrees that (i) any irrevocable payment in respect of the Parallel Debt shall fully satisfy the Borrower’s obligations with respect to the amount of such payment under both the Parallel Debt and the Obligations even if the Collateral Agent shall fail to distribute such payment in accordance with the first sentence of this paragraph and (ii) any irrevocable payment in respect of the Obligations shall fully satisfy the Borrower’s obligations with respect to the amount of such payment under both the Obligations and the Parallel Debt.

Notwithstanding the foregoing provisions of this Section 8.02, or any provision of the Foreign Pledge Agreements, the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders hereby acknowledge and agree that (i) the aggregate amount of the Parallel Debt secured by the Foreign Pledge Agreements shall in no event exceed the aggregate amount payable in respect of the Obligations (as reduced in accordance with this Section 8.02), (ii) the Borrower and the Guarantors, collectively, shall in no event be required to make payments in respect of the Obligations that, in the aggregate, exceed the Parallel Debt and (iii) the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders, collectively, shall not make claims in respect of the Obligations owed to the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders that, in the aggregate, exceed the Parallel Debt (as reduced in accordance with this Section 8.02).

For purposes of any Foreign Pledge Agreements only:

(i) Each party hereto agrees that the Collateral Agent:

(A) will be the joint and several creditor (together with the relevant Administrative Agent, Lenders and/or the Issuing Bank) of each and every obligation of the Borrower towards the Administrative Agent, each Lender and the Issuing Bank under this Agreement; and

(B) will have its own independent right to demand performance by the Borrower of those obligations.

(ii) Discharge by the Borrower of any obligation owed to the Administrative Agent, another Lender or the Issuing Bank shall, to the same extent, discharge the corresponding obligation owing to the other.

(iii) Without limiting or affecting the Collateral Agent’s rights against the Borrower (whether under this Article VIII or under any other provision of the Credit Agreement), the Collateral Agent agrees with the Administrative Agent, each other Lender and the Issuing Bank (on a several and divided basis) that, subject to paragraph (iv) below, it will not exercise its rights as a joint and several creditor with the Administrative Agent, any Lender or an Issuing Bank except with the consent of the relevant Administrative Agent, Lenders or Issuing Bank.

(iv) Nothing in clause (iii) above shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under or to enforce any Foreign Pledge Agreement as contemplated by this Agreement and/or the relevant Foreign Pledge Agreement (or to do any act reasonably incidental to any of the above).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 9600 Blackwell Road, Rockville, Maryland 20850, Attention of General Counsel (Telecopy No. (301) 978-8472);

(b) if to the Administrative Agent, to the Administrative Agent’s Office;

(c) if to an Issuing Bank or Swingline Lender other than the Administrative Agent, to it at the address or telecopy number set forth separately in writing; and

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders and the Issuing Bank hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Except as provided in Section 2.20 with respect to any Incremental Facility Amendment, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, LC Disbursement or LC Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans or change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than pursuant to any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.20), with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the date hereof), (vi) release any material Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (ix) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, upon the election of the Borrower to switch from GAAP to IFRS this Agreement may be amended (or amended and restated) with only the written consent of the Administrative Agent and the Subsidiary Loan Parties (and not any other Lender or the Required Lenders) to eliminate any changes to the meaning of this Agreement as a result of such election.

(b) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v) or (viii) of paragraph (a) of this Section, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, each Arranger, each Joint Bookrunning Manager, the Syndication Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any material respect to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any affiliates controlled by such Indemnified Party or any of their respective Related Parties.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or the Issuing Bank under paragraph (a) or (b) of this Section but without affecting the Borrower’s obligations thereunder, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be, in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time such indemnity or reimbursement is sought; provided that for purposes of indemnifying the Issuing Bank hereunder a Lender’s “pro rata share” will be based on the proportionate amount of the aggregate Revolver Exposure. The obligations of the Lenders under this paragraph (c) are subject to the second sentence of Section 2.02 (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special,

indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if a Default has occurred and is continuing, any other assignee, (B) the Administrative Agent, not to be unreasonably withheld, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (C) the Issuing Bank and Swingline Lender, provided that no consent of the Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of a Term Loan and/or Term Commitment, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans (it being understood that the OMX Delayed Draw Tranche A Commitments, PHLX Delayed Draw Tranche A Commitments and the Tranche A Term Loans of each Lender shall be assigned in the same proportion as such Commitments and Tranche A Term Loans are held by the assigning Lender), (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in an amount of $3,500 (it being understood that the Administrative Agent may elect, in its sole discretion, to waive such processing and recordation fee for any assignment and only one such Fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds); provided that assignments made pursuant to Section 2.19(b) or Section 9.02(b) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.17(e).

For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements and interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Promptly upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17, subject to the requirements and limitations therein (provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent not to be unreasonably withheld or delayed.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. Each party hereto hereby agrees that an SPV shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein), but neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase the obligations of the Borrower under such Sections unless the grant to the SPV was made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed),

(f) The Collateral Agent shall be notified of any assignment or participation pursuant to this Section and any such assignment or participation shall include a transfer of a proportional interest under any Foreign Pledge Agreement governed by Swedish law.

(g) Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank or Swingline Lender assigns all of its Revolving Commitments and Revolving Loans pursuant to Section 9.04(b), such Issuing Bank may, (i) upon 30 days’ written notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ written notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Person as Issuing Bank or Swingline Lender, as the case may be. If any Issuing Bank or Swingline Lender resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposures with respect thereto. If any Person resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation. Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retrieving Person to effectively assume the obligations of the resigning Person with respect to such Letters of Credit.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender and the Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank and their respective Affiliates may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of

New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or their respective properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below) and neither use nor disclose such Information, except that Information may be used by such Person in evaluating the credit worthiness of the Borrower or in providing financial services to Borrower or any of its Subsidiaries and may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Borrower will be promptly notified), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor either Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or either Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor either Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor either Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.17 Release of Collateral.

(a) Partial Release of Collateral. Subject to the last sentence of this Section 9.17(a), upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of a Subsidiary Loan Party that owns such Collateral, but excluding Asset Sales among Loan Parties) or upon the liquidation or dissolution of any Subsidiary whose Equity Interests have been pledged under any Security Document in accordance with the terms of the Loan Documents, or upon the effectiveness of any written consent to the release of the security interest in any Collateral pursuant to Section 9.02 hereto, the security interest created in such item of Collateral or the Equity Interests of such liquidated or dissolved Subsidiary, as applicable, under the Security Documents shall be automatically released and the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral or Equity Interests from the assignment and security interest granted under the Security Documents in accordance with the terms of the Loan Documents and, if applicable, the release of such Subsidiary Loan Party from its obligations under the Collateral Agreement. In furtherance of the foregoing, subject to the last sentence of this Section 9.17(a), in the event of a transfer by Borrower of any assets to a Subsidiary that is not a Subsidiary Loan Party in accordance with the terms hereof, the security interest granted pursuant to the Collateral Agreement in such assets shall be immediately released, and the Collateral Agent shall, after receipt of written notice two Business Days prior to such transfer, make available to Borrower at least one Business Day prior to the date of such transfer, at Borrower’s expense, any instruments as may be reasonably requested to evidence such release. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no release of any security interest in any assets subject to a Foreign Pledge Agreement governed by the laws of Sweden shall be permitted except in accordance with the terms of such Foreign Pledge Agreement.

(b) Release of Liens. Upon the payment in full of all Obligations and the termination of all the Commitments, the Agents shall take such action as may be required by the Borrower, at the expense of the Borrower, to release the Liens created by the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ David S. Warren
Name:	David S. Warren
Title:	Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Issuing Bank and a Lender

By:	/s/ Brad Jones
Name:	Brad Jones
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as Syndication Agent and Lender

By:	/s/ Gary L. Spevack
Name:	Gary L. Spevack
Title:	Vice President JPMorgan Chase Bank, N.A.